Exhibit 10.1

$1,226,775,000

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 30, 2004,

as Amended and Restated as of July 7, 2006,

as amended July 31, 2009 and

as further amended and restated as of April 15, 2010

Among

ALPHA NATURAL RESOURCES, INC.,

as Parent,

FOUNDATION PA COAL COMPANY, LLC,

as Borrower,

THE LENDERS PARTY HERETO,

THE ISSUING BANKS PARTY HERETO,

CITICORP NORTH AMERICA, INC.,

as Administrative Agent and as Collateral Agent,

BANK OF AMERICA, N.A.,

LASALLE BANK NATIONAL ASSOCIATION,

PNC BANK, NATIONAL ASSOCIATION

and

THE ROYAL BANK OF SCOTLAND PLC,

as Co-Documentation Agents,

CITIGROUP GLOBAL MARKETS INC.

as Sole Syndication Agent,

CITIGROUP GLOBAL MARKETS INC.,
as Sole Lead Arranger and Sole Book Manager

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01.	Defined Terms	2
SECTION 1.02.	Terms Generally	53
SECTION 1.03.	Effectuation of Transfers	54
SECTION 1.04.	Effect of this Agreement on the Existing Credit Agreement and the Other Existing Loan Documents.	54

ARTICLE II

THE CREDITS

- i -

Page
ARTICLE III

REPRESENTATIONS AND WARRANTIES

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01.	All Credit Events	94
SECTION 4.02.	[Reserved]	94

- ii -

Page
ARTICLE V

AFFIRMATIVE COVENANTS

ARTICLE VI

NEGATIVE COVENANTS

- iii -

Page
ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.	Events of Default	128
SECTION 7.02.	Exclusion of Immaterial Subsidiaries	131

ARTICLE VIII

THE AGENTS

- iv -

Page
ARTICLE IX

MISCELLANEOUS

- v -

SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of July 30, 2004, as amended and restated as of July 7, 2006, as further amended and restated April 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this“Agreement”), among ALPHA NATURAL RESOURCES, INC., a Delaware corporation (“Parent”), FOUNDATION PA COAL COMPANY, LLC (formerly known as Foundation PA Coal Company, the successor to S2 Acquisition Corp.) (the “Borrower”), the LENDERS party hereto from time to time, the ISSUING BANKS party hereto from time to time, CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders, BANK OF AMERICA, N.A., LASALLE BANK NATIONAL ASSOCIATION, PNC BANK, NATIONAL ASSOCIATION and THE ROYAL BANK OF SCOTLAND PLC, each as a co-documentation agent (each in such capacity, a “Co-Documentation Agent”), CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole syndication agent (in such capacity, the “Syndication Agent”), and as sole lead arranger and sole book manager (in such capacity, the “Lead Arranger”).

W I T N E S S E T H:

WHEREAS, the Borrower, Parent, the Lenders party thereto from time to time (the “Original Lenders”), Citicorp North America, Inc., as administrative agent and as collateral agent for the Original Lenders, UBS AG, Stamford Branch, Bear Stearns Corporate Lending, Inc. and Natexis Banques Populaires, each as a co-documentation agent, Citigroup Global Markets Inc. and Credit Suisse First Boston, each as a co-syndication agent, and Citigroup Global Markets Inc. and Credit Suisse First Boston, as joint lead arrangers and joint book managers, originally entered into the Credit Agreement, dated as of July 30, 2004, as amended by (i) Amendment No. 1, dated as of November 12, 2004 and (ii) Amendment No. 2, dated as of October 18, 2005 (the “Original Credit Agreement”).

WHEREAS, the Original Credit Agreement was amended and restated in its entirely on July 7, 2006 and was further amended by Amendment No. 1 dated as of May 22, 2009 (and effective on July 31, 2009) (the “Existing Credit Agreement);

WHEREAS, Parent, the Borrower, the Required Lenders party hereto and the other parties hereto desire to amend and restate the Existing Credit Agreement in its entirety on and subject to the terms and conditions set forth herein and in the Amendment Agreement, dated as of the date of this Agreement (the “Amendment Agreement”), among Parent, the Borrower, the Required Lenders party thereto, the Administrative Agent, the Collateral Agent and the other parties thereto.

WHEREAS, the Obligations (as defined in the Existing Credit Agreement) of Parent, the Borrower and the other Loan Parties under the Existing Credit Agreement and the Security Documents (as defined in the Existing Credit Agreement, such Security Documents hereinafter the “Existing Security Documents”) are secured by certain Collateral (as defined in the Existing Credit Agreement, such Collateral hereinafter the “Existing Collateral”) and are guaranteed or supported or otherwise benefited by the Existing Security Documents.

WHEREAS, the parties hereto intend that (a) the Obligations of Parent, the Borrower and the other Loan Parties under the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) (the “Existing Obligations” and such other Loan Documents are referred to as the “Existing Loan Documents”) that remain unpaid and outstanding as of and after giving effect to the Amendment Effective Date shall continue to exist under and be evidenced by this Agreement and the other Loan Documents (as defined below), (b) any letters of credit outstanding under the Existing Credit Agreement as of the date of this Agreement (the “Existing Letters of Credit”) shall be Letters of Credit under and as defined herein and (c) the Existing Collateral and the Existing Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Existing Obligations and the Obligations of Parent, the Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

WHEREAS, the Lenders hereto are willing to amend and restate the Existing Credit Agreement and are willing to continue and extend such credit to the Borrower and each Issuing Bank is willing to issue letters of credit for the account of any Loan Party and the other parties hereto are willing to amend and restate the Existing Credit Agreement, in each case on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Existing Credit Agreement is hereby amended and restated to read in its entirety as follows and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01.                            Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan, ABR Revolving Loan or Swingline Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Additional Commitments” shall have the meaning assigned to such term in Section 2.21(a).

“Additional Lender” shall have the meaning assigned to such term in Section 2.21(a).

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Additional Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.21(a).

“Additional Revolving Facility Lender” shall have the meaning assigned to such term in Section 2.21(a).

“Additional Term Loan” shall have the meaning assigned to such term in Section 2.21(a).

“Additional Term Loan Commitments” shall have the meaning assigned to such term in Section 2.21(a).

“Additional Term Loan Lender” shall have the meaning assigned to such term in Section 2.21(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves applicable to such Eurocurrency Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B to the First Amended and Restated Credit Agreement.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 9.17(c).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) Citibank, N.A.’s Base Rate, (b) the three-month certificate of deposit plus 1/2 of 1% and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (c) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Amendment Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Amendment and Restatement Transactions” shall mean the execution and delivery of the Amendment Agreement and this Second Amended and Restated Credit Agreement and the transactions contemplated hereby and the payment of fees and expenses related thereto.

“Amendment Effective Date” shall mean the date that the conditions precedent set forth in Section 2 to the Amendment Agreement have been satisfied.

“Amendment No. 1” shall mean Amendment No. 1 to this Agreement among the Loan Parties, the Administrative Agent and certain Lenders party hereto dated as of May 22, 2009 (and effective as of July 31, 2009).

“Amendment No. 1 Effective Date” shall mean July 31, 2009.

“Amendment No. 1 Transactions” shall mean the Merger Transaction, the execution and delivery of Amendment No. 1 and the transactions contemplated thereby (including, without limitation, the execution and delivery of the Security Documents contemplated thereby), the payment in full of all obligations under the Alpha Natural Resources, LLC credit agreement, dated as of October 26, 2005, and the payment of fees and expenses related thereto.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21(a).

“Applicable Margin” shall mean (i) for any day with respect to any Eurocurrency Loan that is a Revolving Facility Loan and any ABR Loan that is a Revolving Facility Loan, the applicable margin per annum set forth below under the caption “Revolving Facility Loan ABR Spread” and “Revolving Facility Loan Eurocurrency Spread,” as applicable, based upon the Leverage Ratio as of the most recent determination date, and (ii) for any day with respect to any Eurocurrency Loan that is a Term Loan, 3.25% and any ABR Loan that is a Term Loan, 2.25%.

Leverage Ratio:	Revolving Facility Loan ABR Spread	Revolving Facility Loan Eurocurrency Spread
Category 1 Greater than 2.50 to 1.00	2.75%	3.75%
Category 2 Equal to or less than 2.50 to 1.00 but greater than 1.50 to 1.00	2.50%	3.50%
Category 3 Equal to or less than 1.50 to 1.00 but greater than 1.00 to 1.00	2.25%	3.25%
Category 4 Equal to or less than 1.00 to 1.00	2.00%	3.00%

For purposes of the foregoing, (1) the Leverage Ratio shall be determined as of the end of each fiscal quarter of Parent’s fiscal year based upon the consolidated financial information of Parent and the Subsidiaries delivered pursuant to Section 5.04(a) or (b) and (2) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the first Business Day after the date of delivery to the Administrative Agent of such consolidated financial information indicating such change and ending on the date immediately preceding the effective date of the next such change; provided, that the Leverage Ratio shall be deemed to be in Category 1 at the option of the Administrative Agent or the Required Lenders, at any time during which Parent fails to deliver the consolidated financial information when required to be delivered pursuant to Section 5.04(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial information is delivered.

“Applicant Party” shall mean, with respect to any Letter of Credit issued hereunder, the applicable Loan Party requesting issuance of such Letter of Credit.

“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b).

“Asset Acquisition” shall mean any Permitted Business Acquisition, the aggregate consideration for which exceeds $25.0 million.

“Asset Disposition” shall mean any sale, transfer or other disposition by Parent or any of the Subsidiaries to any person other than Parent or any Subsidiary to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $25.0 million.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A to the First Amended and Restated Credit Agreement (modified as appropriate to reflect the Class to which such Assignment and Acceptance relates) or such other form as shall be approved by the Administrative Agent.

“Availability Period” shall mean the period from and including July 7, 2006 to but excluding the earlier of (i) (x) with respect to the Class A Revolving Facility, the Class A Revolving Facility Maturity Date and (y) with respect to the Class B Revolving Facility, the Class B Revolving Facility Maturity Date and (ii) with respect to any Revolving Facility Commitments that are terminated, the date of termination of the Revolving Facility Commitments.

“Available Investment Basket Amount” shall mean, on any date of determination, an amount equal to (a) the aggregate amount of proceeds received after July 7, 2006 and prior to such date that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof, minus (b) any amounts thereof used to make Investments pursuant to Section 6.04(b) and/or clause (iii) of Section 6.04(l) after July 7, 2006, minus (c) the aggregate amount of Capital Expenditures (as defined in the First Amended and Restated Credit Agreement) made after July 7, 2006.

“Available Unused Commitment” shall mean, with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time.

 “Base Rate” shall mean the sum (adjusted to the nearest 0.25% or, if there is no nearest 0.25% to the next higher 0.25%) of (i) 0.5% per annum, (ii) the rate per annum obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank, N.A. on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank, N.A. from three New York certificate of deposit dealers of recognized standing selected by Citibank, N.A., by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for Citibank, N.A. in respect of liabilities consisting of or including (among other liabilities) three-month U.S. dollar nonpersonal time deposits in the United States and (iii) the average during such three-week period of the maximum annual assessment rates estimated by Citibank, N.A. for determining the then current annual assessment payable by Citibank, N.A. to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. Dollar deposits in the United States.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to it in the recitals hereof.

“Borrowing” shall mean a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean (a) in the case of an ABR Revolving Facility Borrowing, $5.0 million, (b) in the case of a Eurocurrency Revolving Facility Borrowing, $5.0 million, and (c)  in the case of a Swingline Borrowing, $500,000.

“Borrowing Multiple” shall mean (a) in the case of a Revolving Facility Borrowing $1.0 million as applicable and (b) in the case of a Swingline Borrowing, $500,000.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-1 to the First Amended and Restated Credit Agreement.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock Buyback Distributions” shall have the meaning assigned to it in Section 6.06(e).

“Capture” shall mean to collect, treat (if necessary), process (if necessary), transport, store (if necessary), market and sell Gas that is available from any well or any bore or vent hole.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).

“Cash Interest Expense” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, Parent or any Subsidiary, including such fees paid in connection with the Transactions, (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of Parent and its Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Amendment and Restatement Transactions or any amendment of this Agreement or upon entering into a Permitted Receivables Financing.

“CGMI” has the meaning assigned to such term in the introductory paragraph of this Agreement.

A “Change in Control” shall be deemed to occur if:

(a)           Parent ceases to beneficially own, directly or indirectly, all of the Equity Interests of the Borrower; or

(b)           at any time, a majority of the seats (other than vacant seats) on the Board of Directors of Parent shall at any time be occupied by persons who were neither (A) nominated by the Board of Directors of Parent or (B) appointed by directors so nominated; or

(c)           a “Change in Control” shall occur under the Senior Note Indenture or under any Permitted Debt Securities; or

(d)           any “person” or “group” (each as used in Sections 13(d) and 14(d) of the Exchange Act as in effect on July 7, 2006) is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act as in effect on July 7, 2006), directly or indirectly, in the aggregate Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Parent.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after July 7, 2006, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after July 7, 2006 or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after July 7, 2006.

“Class A Revolving Facility” shall mean the Class A Revolving Facility Commitments and the extensions of credit made hereunder by the Class A Revolving Facility Lenders.

“Class A Revolving Facility Borrowing” shall mean a Borrowing comprised of Class A Revolving Facility Loans.

“Class A Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Class A Revolving Facility Lender to make Class A Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Class A Revolving Facility Lender’s Class A Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments of such commitments by or to such Lender under Section 9.04.  The initial amount of each Class A Revolving Facility Lender’s Class A Revolving Facility Commitment is set forth on Schedule 1.01(a) to this Agreement under the heading “Class A Revolving Facility Commitment” opposite such Revolving Facility Lender’s name, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Class A Revolving Facility Commitment, as applicable.  The aggregate amount of the Class A Revolving Facility Commitments on the Amendment Effective Date is $96.0 million.

“Class A Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Class A Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Class A Revolving L/C Exposure at such time.  The Class A Revolving Facility Credit Exposure of any Class A Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Class A Revolving Facility Lender’s Class A Revolving Facility Loans outstanding at such time, (b) such Class A Revolving Facility Lender’s Class A Revolving Facility Percentage of the Swingline Exposure and (c) such Class A Revolving Facility Lender’s Revolving L/C Exposure at such time.

“Class A Revolving Facility Lender” shall mean a Lender with a Class A Revolving Facility Commitment or with outstanding Class A Revolving Facility Loans (including any Revolving Facility Lender that extends Additional Revolving Facility Commitments as a Class A Revolving Facility Lender).

“Class A Revolving Facility Loan” shall mean a Loan made by a Class A Revolving Facility Lender pursuant to Section 2.01 or by an Additional Class A Revolving Facility Lender pursuant to Section 2.21.  Each Class A Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Class A Revolving Facility Maturity Date” shall mean July 7, 2011.

“Class A Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Class A Revolving Facility Commitments represented by such Lender’s Class A Revolving Facility Commitment.  If the Class A Revolving Facility Commitments have terminated or expired, the Class A Revolving Facility Percentages shall be determined based upon the Class A Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Class A Term Loan Borrowing” shall mean a Borrowing comprised of Class A Term Loans.

“Class A Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Class A Term Loans hereunder.

“Class A Term Loan Facility” shall mean the Class A Term Loan Commitments and the Term Loans made hereunder.

“Class A Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Class A Term Loan Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Class A Term Loans (including any Additional Term Loan Lender).

“Class A Term Loan Maturity Date” shall mean July 7, 2011.

“Class A Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01 or 2.21 (including any Additional Term Loans).  The aggregate amount of the Class A Term Loans on the Amendment Effective Date is $39.6 million.

“Class B Revolving Facility” shall mean the Class B Revolving Facility Commitments and the extensions of credit made hereunder by the Class B Revolving Facility Lenders.

“Class B Revolving Facility Borrowing” shall mean a Borrowing comprised of Class B Revolving Facility Loans.

“Class B Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Class B Revolving Facility Lender to make Class B Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Class B Revolving Facility Lender’s Class B Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments of such commitments by or to such Lender under Section 9.04.  The initial amount of each Class B Revolving Facility Lender’s Class B Revolving Facility Commitment is set forth on Schedule 1.01(a) to this Agreement under the heading “Class B Revolving Facility Commitment” opposite such Revolving Facility Lender’s name, or in the Assignment and Acceptance pursuant to which such Revolving Facility Lender shall have assumed its Class B Revolving Facility Commitment, as applicable.  The aggregate amount of the Class B Revolving Facility Commitments on the Amendment Effective Date is $854.4 million.

“Class B Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Class B Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Class B Revolving L/C Exposure at such time.  The Class B Revolving Facility Credit Exposure of any Class B Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Class B Revolving Facility Lender’s Class B Revolving Facility Loans outstanding at such time, (b) such Class B Revolving Facility Lender’s Class B Revolving Facility Percentage of the Swingline Exposure and (c) such Class B Revolving Facility Lender’s Revolving L/C Exposure at such time.

“Class B Revolving Facility Lender” shall mean a Lender with a Class B Revolving Facility Commitment or with outstanding Class B Revolving Facility Loans (including any Revolving Facility Lender that extends Additional Revolving Facility Commitments as a Class B Revolving Facility Lender).

“Class B Revolving Facility Loan” shall mean a Loan made by a Class B Revolving Facility Lender pursuant to Section 2.01 or by an Additional Class B Revolving Facility Lender pursuant to Section 2.21.  Each Class B Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Class B Revolving Facility Maturity Date” shall mean July 31, 2014.

“Class B Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Class B Revolving Facility Commitments represented by such Lender’s Class B Revolving Facility Commitment.  If the Class B Revolving Facility Commitments have terminated or expired, the Class B Revolving Facility Percentages shall be determined based upon the Class B Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Class B Term Loan Borrowing” shall mean a Borrowing comprised of Class B Term Loans.

“Class B Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Class B Term Loans hereunder.

“Class B Term Loan Facility” shall mean the Class B Term Loan Commitments and the Term Loans made hereunder.

“Class B Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Class B Term Loan Lender” shall mean a Lender with a Term Loan Commitment or with outstanding Class B Term Loans (including any Additional Term Loan Lender).

“Class B Term Loan Maturity Date” shall mean July 31, 2014.

“Class B Term Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01 or 2.21 (including any Additional Term Loans).  The aggregate amount of the Class B Term Loans on the Amendment Effective Date is $236.775 million.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Coal” shall mean all types of solid naturally occurring hydrocarbons (other than oil shale or Gilsonite), including without limitation, bituminous and sub-bituminous coal, and lignite.

“Coal Gas” shall mean occluded methane gas and all associated natural gas and other hydrocarbons of whatever quality or quantity, whether known or unknown, that are, can be, or historically have been produced or emitted from coalbeds, coal formations, coal seams, mined out areas, gob areas, or any related, associated, or adjacent rock material or strata, together with all substances produced with each of the foregoing or refined therefrom.  For the avoidance of doubt, the term “Coal Gas” shall expressly include all substances commonly known as “coalbed methane,” “coal mine methane,” and “gob gas”.

“Coal Supply Agreements” shall mean those contracts entered into by Parent or any of the Subsidiaries from time to time for the sale, purchase, exchange, processing or handling of coal with an initial term of more than one year.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and all other assets that become subject to the Liens created by the Security Documents from time to time and shall also include the Mortgaged Properties; provided, however, that Collateral shall not include Receivables Assets.

“Collateral Agent” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Collateral Agreement” shall mean the Guarantee and Collateral Agreement, in the form of Exhibit E to the Original Credit Agreement, dated as of the Original Closing Date, among FC 2 Corp., Parent, the Borrower, each Domestic Subsidiary Loan Party and the Collateral Agent, as amended, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that:

(a)           on the Original Closing Date, the Collateral Agent shall have received from FC 2 Corp., Holdings (as defined in the Original Credit Agreement), the Borrower and each Domestic Subsidiary Loan Party a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person;

(b)           on the Original Closing Date, the Collateral Agent shall have received all the issued and outstanding Equity Interests of (A) Holdings (as defined in the Original Credit Agreement), (B) the Borrower, (C) each Domestic Subsidiary Loan Party and (D) any other Domestic Subsidiary owned on the Original Closing Date directly by or on behalf of FC 2 Corp. or any Domestic Subsidiary Loan Party, except to the extent that a pledge of such Equity Interests would violate applicable law or a contractual obligation binding upon such Equity Interests as of the Original Closing Date and for so long as such restriction exists; and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)           in the case of (i) Parent or (ii) any person that becomes a Domestic Subsidiary Loan Party after the Original Closing Date (including, without limitation, any Special Purpose Receivables Subsidiary that ceases to be an Unrestricted Subsidiary as provided in the final proviso of the definition of “Unrestricted Subsidiary”), the Collateral Agent shall have received (i) a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Domestic Subsidiary Loan Party and (ii) if such Subsidiary owns Equity Interests of a Foreign Subsidiary that, as a result the law of the jurisdiction of organization of such Foreign Subsidiary, cannot be pledged under local applicable law to the Collateral Agent under the Collateral Agreement, a foreign pledge agreement with respect to such Equity Interests (provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary be pledged to secure Obligations), duly executed and delivered on behalf of such Subsidiary;

(d)           after the Original Closing Date, all the outstanding Equity Interests of (A)  any person that becomes a Domestic Subsidiary Loan Party after the Original Closing Date and (B) subject to Section 5.10(f), all the Equity Interests that are acquired by a Loan Party after the Original Closing Date, shall have been pledged pursuant to the Collateral Agreement, as applicable (provided that in no event shall more than 65% of the issued and outstanding Equity Interests of any Foreign Subsidiary be pledged to secure Obligations), and the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e)           all Indebtedness of Parent and each Subsidiary having an aggregate principal amount in excess of $10.0 million (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Parent and its Subsidiaries) that is owing to any Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(f)           all documents and instruments, including UCC financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with the execution and delivery of each such Security Document;

(g)           each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and the performance of its obligations thereunder; and

(h)           the Collateral Agent shall receive from the applicable Loan Parties the following documents and instruments relating to the Real Property Collateral on the dates specified below:

(i)           with respect to each Covered Property and each after acquired Real Property to be encumbered by an Additional Mortgage pursuant to Section 5.10, on the Original Closing Date, in the case of Covered Property, and on the date specified in Section 5.10, in the case of such after acquired Real Property, a Mortgage substantially in the form of Exhibit D-1 to the Original Credit Agreement duly authorized and executed, in form for recording in the recording office of each jurisdiction where the Covered Property or such after acquired Real Property to be encumbered thereby is situated, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments is (and after giving effect to the Transactions, continues to be) effective to create and/or maintain a first priority Lien on such Covered Property or such after acquired Real Property, as the case may be, subject to (i) no Liens other than Prior Liens applicable to such Covered Property or such after acquired Real Property, as the case may be and (ii) in the case of such after acquired Real Property, Permitted Encumbrances;

(ii)           on the Original Closing Date, with respect to each Non-Covered Property owned by Holdings (as defined in the Original Credit Agreement) and the applicable Loan Party as of such Original Closing Date, a Mortgage in the form of Exhibit D-2 to the Original Credit Agreement, duly authorized and executed, in form for recording in the recording office of each jurisdiction where such Real Property encumbered thereby is situated, in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties, together with such other instruments as shall be necessary or appropriate (in the judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Mortgage and other instruments is (and after giving effect to the Transactions, continues to be) effective to create and/or maintain a first priority Lien on such Non-Covered Property subject to (i) no Liens other than Prior Liens applicable to such Non-Covered Property, (ii) Permitted Encumbrances; and (iii) the inability of the Loan Parties to grant a security interest in unrecorded Real Property interests; provided, however, that the Loan Parties shall endeavor to record such unrecorded instruments in accordance with Section 1.10 of the Mortgage;

(iii)           on the Original Closing Date, an Intercompany Lease Agreement, duly authorized and executed, assigning each Loan Party’s interest in the Intercompany Leases to the Collateral Agent, for its benefit and the benefit of the Secured Parties, in form for recording in the recording office of each jurisdiction where the Real Property demised under each Intercompany Lease is situated, together with such other instruments as shall be necessary or appropriate (in the judgment of the Collateral Agent) to create a Lien under applicable law, all of which shall be in form and substance reasonably satisfactory to Collateral Agent, which Intercompany Lease Agreement and other instruments is (and after giving effect to the Transactions, continues to be) effective to create (upon recordation of such instruments at the times contemplated in the Intercompany Lease Agreement) a first priority Lien on such Loan Party's interests in the Intercompany Leases subject to no Liens other than Prior Liens permitted by the Intercompany Lease Agreement;

(iv)           with respect to each Covered Property demised under a lease requiring consent to encumber such Covered Property by a Mortgage as set forth in Schedule 1.01(c) to the Original Credit Agreement a landlord consent, substantially in the form of Exhibit H to the Original Credit Agreement, or such other form as is reasonably acceptable to the Administrative Agent, delivered on the Original Closing Date; and with respect to each Real Property listed on Schedule 1.01(h)(1) to the Original Credit Agreement a landlord consent, substantially in the form of Exhibit H to the Original Credit Agreement, or such other form as is reasonably acceptable to the Administrative Agent, delivered within the Original Post-Closing Matters Period, except to the extent such consent cannot be obtained after commercially reasonable efforts to obtain such consent within the Original Post-Closing Matters Period have been made;

(v)           on the Original Closing Date, on July 7, 2006, on the Amendment No. 1 Effective Date (subject to the last paragraph in Section 2(m) of Amendment No. 1) and on the Amendment Effective Date, with respect to each Real Property (including Covered Property, Parent Mortgaged Property and Non-Covered Property), policies or certificates of insurance of the type required by Section 5.02;

(vi)           on the Original Closing Date, on July 7, 2006 and on the Amendment No. 1 Effective Date, with respect to each Real Property (including, without limitation, Covered Property, Parent Mortgaged Property and Non-Covered Property), UCC, judgment and tax Lien searches in form and substance satisfactory to Administrative Agent;

(vii)           on the Original Closing Date and within the Original Post-Closing Matters Period, as applicable, evidence acceptable to Administrative Agent of payment by the Borrower of all title insurance premiums, search and examination charges, mortgage recording taxes and related charges required for the recording of the Mortgages and issuance of the title insurance policies referred to in clause (viii) below;

(viii)           within the Original Post-Closing Matters Period, with respect to (a) each Covered Property on which significant surface Improvements are located as indicated on Schedule 1.01(d) to the Original Credit Agreement (other than Covered Properties located in the State of Illinois or the State of West Virginia), a policy of title insurance (or marked up commitment having the effect of a title insurance policy) or a binding commitment from the Title Company to issue such title insurance in the form approved by the Administrative Agent insuring the Lien of the Mortgage encumbering such Covered Property as a valid first priority Lien (subject to this paragraph (x)) on the Real Property and fixtures described therein and (b) each other Covered Property listed on Schedule 1.01(h)(2) to the Original Credit Agreement, a title opinion confirming that the Lien of the Mortgage encumbering such Covered Property constitutes a valid first priority Lien thereon and fixtures described therein.  Each policy of title insurance (or marked up commitment having the effect of a title insurance policy) described in this clause (viii) shall be in an amount set forth on Schedule 1.01(f) to the Original Credit Agreement and shall (a) be issued by the Title Company, (b) include such reinsurance arrangements (with provisions for direct access) as shall be reasonably acceptable to Administrative Agent, (c) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel or other professionals acceptable to Administrative Agent) as shall be reasonably requested by Administrative Agent and shall be available in the applicable jurisdiction at commercially reasonable rates (including, without limitation, endorsements on matters relating to usury, first loss, last dollar, zoning (or PZR report), revolving credit, doing business, variable rate, address, separate tax lot, subdivision, tie in or cluster, deletion of the creditors’ rights exclusion, and, to the extent the Loan Parties shall, after utilizing commercially reasonable efforts, be successful in inducing the Title Company to accept an instrument of indemnification from the Loan Parties in lieu of a survey to issue such endorsements, contiguity, road access and so-called comprehensive coverage over covenants and restrictions), (d) include such affidavits and instruments of indemnifications by the Borrower and the applicable Subsidiary as shall be reasonably required to induce the Title Company to issue the policy or policies (or commitment) and endorsements contemplated in this paragraph and (e) contain no exceptions to title other than exceptions for Prior Liens and other exceptions reasonably acceptable to Administrative Agent.  Each title opinion referred to in the foregoing in this clause (viii) shall (a) contain such supplemental opinions as shall be reasonably requested by Administrative Agent and shall be commercially reasonably available (including, without limitation, opinions on matters relating to zoning (or PZR report), contiguity and road access), (b) be accompanied by such affidavits and instruments as shall be reasonably requested by Administrative Agent in connection with such opinions and (c) contain no exceptions to title other than exceptions for Prior Liens and other exceptions reasonably acceptable to Administrative Agent; it being understood that with respect to the legal descriptions attached to the Mortgages encumbering the Covered Properties insured by the policies of title insurance described by this clause (viii), in the event the Administrative Agent determines that any Mortgage does not include all of the real property which is owned or leased by the Borrower or a Subsidiary at that particular site, then upon written notice of the Administrative Agent, the Borrower or its Subsidiary shall execute and deliver (at the sole cost and expense of the Borrower) all necessary documentation, including without limitation an amendment to the applicable Mortgage, to cause the unencumbered portion of said real property to be included in such Mortgage;

(ix)           within the Original Post-Closing Matters Period, with respect to each Mortgaged Property encumbered pursuant to this clause (h) and in which each mortgagor granted a Mortgage to the Collateral Agent on the Original Closing Date, the applicable Loan Parties shall comply with the requirements of Section 1.10 of each Mortgage and in connection therewith the Loan Parties shall (X) execute and deliver to the Collateral Agent amendments to the Mortgages in form and substance reasonably acceptable to the Collateral Agent to include the recording information of the memoranda of leases recorded in accordance with the provisions of Section 1.10 of each Mortgage, (Y) cause such amendments to be recorded at its sole cost and expense and (Z) deliver to the Collateral Agent an opinion of counsel in form and substance reasonably acceptable to the Collateral Agent as to the enforceability and validity of the mortgage lien, as so amended, and the adequacy of the legal descriptions as so amended;

(x)           within the Original Post-Closing Matters Period, the applicable Loan Parties shall, at their sole cost and expense, deliver to the Collateral Agent copies of each certificate of change of name, certified by the appropriate secretary of state, of each mortgagor under each Mortgage and cause such certified certificate to be recorded in each recorder’s office in which each mortgagor granted a Mortgage to the Collateral Agent on the Original Closing Date;

(xi)           with respect to each Covered Property, all such other items as shall be reasonably necessary in the opinion of counsel to the Lenders to create a valid perfected first priority mortgage Lien on such Covered Property subject only to Prior Liens, delivered within the Original Post-Closing Matters Period, in the case of those matters set forth in clauses (iv), (vii), (viii), (ix), (x) and (xi) of this paragraph (h), and on the Original Closing Date, in all other cases;

(xii)           for the avoidance of doubt, the documents and instruments to be delivered to the Collateral Agent with respect to the Parent Mortgaged Properties shall be delivered pursuant to the requirements set forth in Section 2(g), (i), (k) and (m) of Amendment No. 1 on the Amendment No. 1 Effective Date or by such other date provided thereunder;

(i)           the Collateral Agent shall have received the items described in Section 4.02(B)(e)(ii) of the First Amended and Restated Credit Agreement on the Amendment No. 1 Effective Date;

(j)           the Collateral Agent shall have received the items described in Sections 2(g), (i), (k) and (m) of Amendment No. 1 on the Amendment No. 1 Effective Date to the extent required to be provided thereunder on the Amendment No. 1 Effective Date;

(k)           the Collateral Agent shall have received the items described in Sections 2(e) and (f) of the Amendment Agreement on the Amendment Effective Date to the extent required to be provided thereunder on the Amendment Effective Date; and

(l)           the applicable Loan Parties shall have delivered to the Administrative Agent the document required to be delivered to the Administrative Agent pursuant to Section 5.15 within the time period provided in such Section 5.15 of the First Amended and Restated Credit Agreement.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Revolving Facility Commitment and Term Loan Commitment and (b) with respect to any Swingline Lender, its Swingline Commitment, as applicable.

“Communications” shall have the meaning assigned to such term in Section 9.17(a).

“Consolidated Debt” at any date shall mean (without duplication) all Indebtedness consisting of Capital Lease Obligations, Indebtedness for borrowed money (other than letters of credit to the extent undrawn) and Indebtedness in respect of the deferred purchase price of property (excluding the Lease by Application in Powder River Basin) or services of Parent and its Subsidiaries determined on a consolidated basis on such date plus any Receivables Net Investment.

“Consolidated Net Income” shall mean, for any period, the aggregate of the Net Income of Parent and its Subsidiaries for such period, on a consolidated basis; provided, however, that

                (i)any net after-tax extraordinary or nonrecurring gains or losses or income or expenses or charges (including, without limitation, income, expenses and charges attributable to litigation and arbitration settlements, severance, relocation and other restructuring costs), less all fees and expenses relating thereto, and fees, expenses or charges related to any Investment, acquisition or Indebtedness permitted to be incurred hereunder (in each case, whether or not successful) shall be excluded; provided that, with respect to each nonrecurring item, Parent shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such item and stating that such item is a nonrecurring item,

                (ii)any net after-tax income or loss from discontinued operations and any net after-tax gain or loss on disposal of discontinued operations shall be excluded,

                (iii)any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of Parent) shall be excluded,

                (iv)any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness (including obligations under Swap Agreements) shall be excluded,

                (v)(A) the Net Income for such period of any person that is not a Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to Parent or a Subsidiary in respect of such period and (B) the Net Income for such period shall include any dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

                (vi)the Net Income for such period of Parent and any Subsidiary (that is not a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived (provided that the net loss of any such Subsidiary shall be included and that the Consolidated Net Income of Parent shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Subsidiary in respect of such period to the extent not already, or previously, included therein),

                (vii)Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

                (viii)any increase in depreciation, depletion or amortization or any one-time noncash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after July 7, 2006 shall be excluded,

                (ix)any non-cash impairment charges resulting from the application of Statements of Financial Accounting Standards No. 142 and No. 144 and the amortization of intangibles pursuant to Statement of Financial Accounting Standards No. 141 shall be excluded, and

                (x)any long-term incentive plan accruals and any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of Parent or any of its Subsidiaries shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of Parent and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of Parent as of such date.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an obligor becomes or is obligated to make payment in respect of such Receivable.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conventional O & G” shall mean all liquid or gaseous hydrocarbons, other than Coal Gas, including, without limitation, condensate, distillate, and other substances produced with each of the foregoing or refined therefrom, in each case, whether known or unknown.  For the avoidance of doubt, the term “Conventional O & G” shall expressly include, without limitation, all substances commonly known as “conventional oil and gas.”

“Covered Properties” shall mean, (i) prior to the Amendment No. 1 Effective Date, those Real Properties listed on Annex B to the First Amended and Restated Credit Agreement (the “Prior Covered Properties”), and (ii) from and after the Amendment No. 1 Effective Date, the Real Properties listed on Annex B-1.

“Credit Event” shall have the meaning assigned to such term in Section 4.01(a).

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Documentation Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary Loan Party” or “Subsidiary Loan Party” shall mean (A) each Wholly Owned Subsidiary of Parent (other than the Borrower) that is not (a) a Foreign Subsidiary or (b) a Special Purpose Receivables Subsidiary and (B) each Domestic Subsidiary of Parent or the Subsidiaries that guarantees any Indebtedness of Parent or any of the Subsidiaries; provided that, notwithstanding the foregoing, the terms “Domestic Subsidiary Loan Party” and “Subsidiary Loan Party” shall not include any Unrestricted Subsidiary for so long as it remains an Unrestricted Subsidiary.

“Domestic Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia

“EBITDA” shall mean, with respect to Parent and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of Parent and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (viii) of this clause (a) reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

                (i)provision for Taxes based on income, profits or capital of Parent and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes (such as the Pennsylvania and West Virginia franchise tax),

                (ii)Interest Expense of Parent and the Subsidiaries for such period (net of interest income of Parent and its Subsidiaries for such period),

                (iii)depreciation, depletion and amortization (including amortization of goodwill and other intangibles, deferred financing fees and any amortization included in pension, OPEB or other employee benefit expenses, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (including, without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expenses that was paid in a prior period) of Parent and its Subsidiaries for such period,

                (iv)business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, Parent shall have delivered to the Administrative Agent an officers’ certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be,

                (v)any other noncash charges (but excluding any such charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period); provided that, for purposes of this subclause (v) of this clause (a), any noncash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made,

                (vi)the income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary of Parent in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties,

                (vii)the noncash portion of “straight-line” rent expense, and

                (viii)accretion of asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations, and any similar accounting in prior periods, provided that to the extent that all or any portion of the income of any person is excluded from Consolidated Net Income pursuant to the definition thereof for all or any portion of such period any amounts set forth in the preceding clauses (i) through (viii) that are attributable to such person shall not be included for purposes of this definition for such period or portion thereof); and

minus (b) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) and (iii) of this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined):

                (i)the loss attributable to the minority equity interests of third parties in any non-Wholly Owned Subsidiary of Parent,

                (ii)noncash items increasing Consolidated Net Income of Parent and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period) and

                (iii)the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense.

“Embargoed Person” or “Embargoed Persons” shall have the meaning given such term in Section 6.13.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any claim, cause of action, investigation or notice by any Person, including any Governmental Authority having jurisdiction, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or (B) any Environmental Law, Mining Law or Mining Permit, including the alleged or actual violation thereof.

“Environmental Law” shall mean collectively, all laws, including common law, that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, or of natural resources, including (i) to the extent so related, Mining Laws (other than the Mine Safety and Health Act (30 U.S.C. Section 801 et seq.)), and (ii) all Reclamation Laws, and (b) the generation, handling, treatment, storage, disposal or transportation, the regulation of or exposure to Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sec.Sec.9601 et seq. (“CERCLA”), the Endangered Species Act, 16 U.S.C. Sec.Sec.1531 et seq., the Federal Land Policy and Management Act, 43 U.S.C. Sec.Sec.1701 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sec.Sec.6901 et seq. (“RCRA”), the Clean Air Act, 42 U.S.C. Sec.Sec.7401 et. seq., the Clean Water Act, 33 U.S.C. Sec.Sec.1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Sec.Sec.2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sec.Sec.11001 et seq., each as amended, and their state or local counterparts or equivalents.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Parent or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Parent, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA; (e) the receipt by Parent, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA, or the occurrence of any event or condition which could be reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the incurrence by Parent, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Parent, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Parent, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Parent or any Subsidiary.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Indebtedness” shall mean all Indebtedness permitted to be incurred under Section 6.01 (other than to the extent the provisions thereof require the Borrower to prepay Term Loan Borrowings, including pursuant to the provisions of Section 6.01(t) and Section 6.01(w)(ii)).

“Excluded Taxes” shall mean, with respect to the Agents, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by a jurisdiction as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, its applicable lending office in, or doing business in such jurisdiction (other than a business arising or deemed to arise by reason of executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments, receiving or perfecting a security interest under, or enforcing any Loan Document),  including, for the avoidance of doubt, any U.S. federal backup withholding tax under Section 3406 of the Code, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above and (c) in the case of a Lender making a Loan to the Borrower (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), (1) any U.S. federal withholding tax that is imposed pursuant to law in effect at the time such Lender becomes a party to such Loan (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to any such withholding tax pursuant to Section 2.17(a) or Section 2.17(c) and (2) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.21(a).

“Existing Collateral” shall have the meaning assigned to it in the recitals hereof.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereof.

“Existing Letters of Credit” shall have the meaning assigned to such term in the recitals hereof.

“Existing Loan Documents” shall have the meaning assigned to it in the recitals hereof.

“Existing Obligations” shall have the meaning assigned to it in the recitals hereof.

“Existing Security Documents” shall have the meaning assigned to it in the recitals hereof.

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are four Facilities, i.e., the Class A Term Loan Facility, the Class B Term Loan Facility, the Class A Revolving Facility and the Class B Revolving Facility.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fee Letter dated June 5, 2006 by and among Foundation Coal Corporation, the Borrower and CGMI, as amended from time to time.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“First Amended and Restated Credit Agreement” shall mean the Original Credit Agreement as amended and restated, and in effect, on July 7, 2006 (including all schedules, annexes and exhibits thereto).

“First Amendment and Restatement Transactions” shall mean, collectively, the “New Transactions” (as defined in the First Amended and Restated Credit Agreement).

“First Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit B to the Amendment Agreement between the Collateral Agent and one or more collateral agents or representatives for the holders of Permitted Notes issued pursuant to Section 6.01(w) that are intended to be secured on a pari passu basis with the Obligations.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Free Cash Flow” means, without duplication, for Parent and its Subsidiaries for any period for which such amount is being determined:

(a) Consolidated Net Income of Parent and its Subsidiaries adjusted to exclude any amount of gain that both (x) is included in Consolidated Net Income and (y) results in Net Proceeds actually applied to the prepayment of the Loans pursuant to Section 2.11(c), plus

(b) the amount of depreciation, depletion and amortization, deferred taxes and other non-cash expenses (other than any deductions which would (or should) represent the accrual of a reserve for the payment of cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) which, pursuant to GAAP, were deducted in determining such Consolidated Net Income of Parent and its Subsidiaries, plus

(c) the amount by which working capital for such period decreased, minus

(d) the amount by which working capital for such period increased, minus

(e) the amount of capital expenditures of Parent and its Subsidiaries that are paid other than from the proceeds of Indebtedness or Equity Interests of Parent in such period, minus

(f) scheduled Term Loan repayments pursuant to Section 2.10(a) made during such period, minus

(g) optional prepayments of principal under the Term Loans made during such period, minus

(h) scheduled payments of principal or purchases in respect of existing Indebtedness of Parent or any Subsidiary, to the extent not refinanced with proceeds of Indebtedness or Equity Interests of Parent in such period.

For purposes of the foregoing and without duplication, Consolidated Net Income will exclude (x) all losses on the sale of capital assets or losses which are out of the ordinary course of business and (y) all write-downs of capital assets.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02.

“Gas” shall mean Conventional O & G and Coal Gas.

“Gas Co.” shall mean any Person that is created for the purpose of holding or that otherwise holds, directly or indirectly, Hydrocarbon Property, so long as such Person’s only assets, held directly or indirectly, consist of Hydrocarbon Property.

“Gas Properties” shall mean (a) any Hydrocarbon Property, and (b) any capital stock, partnership interests, membership interests, or other ownership interests of any Gas Co.

“Gas Rights” shall have the meaning assigned to such term in the definition of “Hydrocarbon Property”.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or- pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation, or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on July 7, 2006 or entered into in connection with any acquisition or disposition of assets permitted under this Agreement.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“Hydrocarbon Property” shall mean all of the following:

(a)           all right, title, interest and estate of any Loan Party, whether now owned or hereafter acquired (“Gas Rights”) in and to:

(i)           any “drilling unit”, as that term is commonly used in the Gas business, including but not limited to those that are established or prescribed by field rules or other regulatory orders,

(ii)           any well or any vent or bore hole drilled and permitted for the commercial production of Gas and/or degasification of a coalbed, coal formation, coal seam or mine area and any site on which it is located,

(iii)           equipment that is used or useful solely in connection with the Capture or monitoring of Gas produced from any well or any vent or bore hole described in clause (a)(ii) above, including, without limitation, any wellhead equipment, compressor, treating facility, storage facility, processing plant and gathering or transportation line, and in no event including any equipment which if sold would disrupt or negatively affect the Coal operations of the Loan Parties in any material respect,

(iv)           all assets associated solely with any item described in clauses (a)(i), (ii) and (iii) above, including, without limitation, Gas reserves, surface rights of way and all geological, geophysical, engineering, accounting, title, legal and other technical or business data concerning Gas,

(v)           any Gas and any right to Capture Gas,

(vi)           any lease, agreement, instrument, order, declaration, understanding or other arrangement, as the same may be amended, modified, supplemented, replaced, or amended and restated, relating to (A) the Capture of Gas, or (B) the pooling, utilization or communization of Gas, and

(vii)           other assets solely used in the ordinary course of business in connection with the operation, administration or management of Gas operations;

(b)           all tenements, hereditaments, appurtenances and properties now owned or hereafter acquired by any Loan Party to which the Gas Rights described above in paragraph (a) of this definition are, in any way, appertaining, belonging, fixed or incidental, including, without limitation, any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use, or useful solely in connection with the operating, working or development of any of such Gas Rights or the lands pooled or unitized therewith including any and all surface leases, rights-of-way, easements, servitudes, licenses and other surface and subsurface rights together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing properties;

(c)           all of the rights, titles, and interests of every nature whatsoever now owned or hereafter acquired by any Loan Party in and to (i) the items described above in paragraphs (a) and (b) above of this definition, as the same may be enlarged by the discharge of any payment out of production or by the removal of any charge or Permitted Encumbrance to which any such item described above in paragraphs (a) and (b) above of this definition is subject, and (ii) any and all additional interests of any kind hereafter acquired by and Loan Party in and to Gas Rights; and

(d)           all accounts, contract rights, inventory, general intangibles, insurance contracts and insurance proceeds constituting a part of, relating to, or arising out of those items that are described in paragraphs (a) through (c) above of this definition and all proceeds and products and payments in lieu of production (such as “take or pay” payments), whether such proceeds or payments are goods, money, documents, instruments, chattel paper, securities, accounts, general intangibles, fixtures, real property or other assets.

“Improvements” shall have the meaning assigned to such term in the Mortgages.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than current trade liabilities and current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed or is limited in recourse, but limited to the fair market value of such property, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations of such person, (h) all payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (i) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, and (j) the principal component of all obligations of such person in respect of bankers’ acceptances.  The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.  To the extent not otherwise included, Indebtedness shall include the amount of any Permitted Receivables Financing.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 3.13(a).

“Intercompany Lease Agreement” shall mean a Collateral Assignment of Intercompany Lease, Subordination and Attornment Agreement substantially in the form of Exhibit I to the Original Credit Agreement among the Loan Parties and the Administrative Agent, as the same has been amended in accordance with the terms of Amendment No. 1 and may be amended in accordance with the terms of the Amendment Agreement and thereof and hereof or such other agreements reasonably acceptable to the Administrative Agent as shall be effective to grant to the Collateral Agent a Lien on and security interest in the Intercompany Leases.

“Intercompany Leases” shall have the meaning assigned to such term in the Intercompany Lease Agreement delivered on the Original Closing Date or thereafter pursuant to Section 5.10 hereof and Sections 10(e) and 17 to the Intercompany Lease Agreement.

“Interest Coverage Ratio” shall have the meaning assigned to such term in Section 6.10.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Loan Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (iv) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than a Loan Party, and (b) capitalized interest of such person.  For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by Parent and the Subsidiaries with respect to Swap Agreements.

“Interest Payment Date” shall mean (a) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any ABR Loan, the last day of each calendar quarter and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.09(a).

“Interest Period” shall mean, as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all Lenders make interest periods of such length available), as the Borrower may elect, or the date any Eurocurrency Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Issuing Bank” shall mean, as the context may require: (a) Citibank, N.A., (b) PNC Bank, National Association, (c) Bank of America, N.A., (d) National City Bank of Pennsylvania, (e) Union Bank, N.A., (f) each other Issuing Bank designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i), or (g) collectively, all of the foregoing.  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Lead Arranger” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit, including, for the avoidance of doubt, a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit upon or following the reinstatement of such Letter of Credit.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Lender” shall mean each financial institution listed on Schedule 2.01 to the First Amended and Restated Credit Agreement, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04 or Section 2.21.

“Lender Default” shall mean (i) the refusal for three or more Business Days (which has not been retracted) of a Lender to (a) make available its portion of any Borrowing, (b) to acquire participations in a Swingline Loan pursuant to Section 2.04 or (c) to fund its portion of any unreimbursed payment under Section 2.05(e) (each a “funding obligation”), (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent or stated publicly that it does not intend to comply with its obligations under Section 2.04, 2.05 or 2.06, (iii) such Lender has, for ten or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder (subject to such Lender’s rights in the case of a bona-fide dispute) or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender.  Any determination that a Lender Default is in effect under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith.  The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company has been adjudicated as, or determined by any Governmental Authority having regulatory authority over such person, as insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.05.

“Leverage Ratio” shall mean, on any date, the ratio of (a) Consolidated Debt as of such date less unrestricted cash and cash equivalents as of such date to (b) EBITDA for the period of four consecutive fiscal quarters of Parent most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions that require a waiver or a consent of the Required Lenders pursuant to Section 6.04 or Section 6.05) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, EBITDA shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

“LIBO Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by Citicorp North America, Inc. at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the amendment agreement with respect to the amended and restated Credit Agreement dated July 7, 2006, Amendment No. 1, the Letters of Credit, the Security Documents, the Amendment Agreement and any promissory note issued under Section 2.09(e).

“Loan Parties” shall mean Parent, the Borrower and each Domestic Subsidiary Loan Party.

“Loans” shall mean the Term Loans, the Revolving Facility Loans and the Swingline Loans (and shall include any Replacement Term Loans and any Loans under the Additional Revolving Facility Commitments or Additional Term Loan Commitments).

“Local Time” shall mean New York City time.

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of Parent and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders, any Issuing Bank, the Administrative Agent or the Collateral Agent under, any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of Parent or any Subsidiary in an aggregate principal amount exceeding $25.0 million.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of May 11, 2009 (including all schedules, annexes and attachments thereto) providing for the merger of Alpha with and into Foundation Parent, with Foundation Parent as the surviving corporation.

“Merger Transaction” shall mean the merger and related transactions contemplated by the Merger Agreement.

“Mine” means any excavation or opening into the earth now and hereafter made from which coal or other minerals are or can be extracted on or from any of the Real Properties in which any Loan Party holds an ownership, leasehold or other interest, including, without limitation, the mines described in the Reserve Reports.

“Mining Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, guidance, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to mining operations and activities.  Mining Laws shall include but not be limited to, the Mineral Lands Leasing Act of 1920, the Federal Coal Leasing Amendments Act, the Surface Mining Control and Reclamation Act, all other land reclamation and use statutes and regulations relating to coal mining, the Federal Coal Mine Health and Safety Act, the Black Lung Act and the Coal Act, the Mine Safety and Health Act and the Occupational Safety and Health Act, each as amended, and their state and local counterparts or equivalents.

“Mining Lease” shall mean a lease, license or other use agreement held on the date hereof or thereafter acquired which provides Parent or any Subsidiary the real property and water rights, other interests in land, including coal, mining and surface rights, easements, rights of way and options, and rights to timber and natural gas (including coalbed methane and gob gas) necessary to recover coal from any Mine (i) currently operated by Parent or any Subsidiary or (ii) part of any of Parent’s mine plans.  Leases which provide Parent or any Subsidiary the right to construct and operate a preparation plant and related facilities on the surface of the Real Property containing such reserves shall also be deemed a Mining Lease.

“Mining Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Mining Law or otherwise necessary to recover coal from any Mine being operated by Parent or any Subsidiary.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Amendment” shall mean any amendment of a Mortgage encumbering Mortgaged Property.

“Mortgaged Properties” shall mean all Real Property which shall be subject to a Mortgage that is, (i) in the case of the Covered Properties, delivered on the Original Closing Date or on the Amendment No. 1 Effective Date or on the Amendment Effective Date, (ii) in the case of Non-Covered Properties, set forth on Schedule 1.01(e) to the Original Credit Agreement delivered on the Original Closing Date or on Schedule 1.01(z) to this Agreement delivered on the Amendment No. 1 Effective Date, (iii) in the case of the Parent Mortgaged Properties, delivered on the Amendment No. 1 Effective Date or on the Amendment Effective Date, (iv) in the case of Intercompany Leases, those Intercompany Leases encumbered pursuant to the Intercompany Lease Agreement (as amended/supplemented on the Amendment No. 1 Effective Date) or thereafter pursuant to Section 5.10 and the provisions of the Intercompany Lease Agreement  delivered on the Amendment No. 1 Effective Date pursuant to Amendment No. 1 and (v) in the case of each additional Real Property (other than the Intercompany Leases) encumbered by an Additional Mortgage, delivered pursuant to Section 5.10.

“Mortgages” shall mean the mortgages, deeds of trust, assignments of leases and rents and other security documents delivered on the Original Closing Date pursuant to Section 4.02(e) of the Original Credit Agreement, on the Amendment No. 1 Effective Date pursuant to Section 2(m) of Amendment No. 1 or after the Original Closing Date pursuant to Section 5.18 of the Original Credit Agreement or Section 5.10, as amended, supplemented or otherwise modified from time to time, with respect to Mortgaged Properties (including as amended by any Mortgage Amendment with respect thereto, if any), (i) in the case of Covered Properties and Parent Mortgaged Properties, any Real Property to be encumbered pursuant to Section 2(m) of Amendment No. 1 or any after acquired Real Property to be encumbered by an Additional Mortgage pursuant to Section 5.10, each substantially in the form of Exhibit D-1 to the Original Credit Agreement, with such changes thereto as shall be acceptable to the Collateral Agent and (ii) in the case of Non-Covered Properties, each substantially in the form of Exhibit D-2 to the Original Credit Agreement, any Real Property to be encumbered pursuant to Section 2(m) of Amendment No. 1, with such changes thereto as shall be acceptable to the Collateral Agent.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to Parent, any Subsidiary or any ERISA Affiliate (a) is making or has an obligation to make contributions, (b) has within any of the preceding six plan years made or had an obligation to make contributions or (c) otherwise could incur liability.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean:

(a)           100% of the cash proceeds actually received by Parent, or any of its Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any person of any asset or assets of Parent or any Subsidiary (other than those pursuant to Section 6.05(a), (b), (c), (e), (f), (g), (i), (k) or (m)), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to the Senior Notes or any Permitted Debt Securities), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof; provided that, if no Event of Default exists and Parent shall deliver a certificate of a Responsible Officer of Parent to the Administrative Agent promptly following receipt of any such proceeds setting forth Parent’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of Parent and the Subsidiaries, or make investments pursuant to Section 6.04(l), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent (1) not so used within such 12-month period and (2) not contracted to be used within such 12-month period and not used within 18 months of such receipt, and provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $10.0 million and (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $20.0 million, and

(b)           100% of the cash proceeds from the incurrence, issuance or sale by Parent or any Subsidiary of any Indebtedness (other than Excluded Indebtedness), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to Parent, or the Borrower or any Affiliate of any of them shall be disregarded.

“New Loan Parties” shall mean those Loan Parties that become Loan Parties on the Amendment No. 1 Effective Date as a result of the Amendment No. 1 Transactions.

“New Security Documents” shall mean the Mortgages, Mortgage Amendments, the amendment to each Intercompany Lease Agreement and each other amendment to any Security Document delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, Amendment No. 1, the Amendment Agreement, any Mortgage, Mortgage Amendments or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Collateral Agreement, Mortgage or any Mortgage Amendment.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Covered Property” shall mean all Real Property of Parent and the Subsidiaries other than (i) Covered Property and (ii) Parent Mortgaged Property.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Obligations” shall mean all amounts owing to any of the Agents or any Lender pursuant to the terms of this Agreement or any other Loan Document.

“OFAC” shall have the meaning assigned to such term in Section 3.21(b)(v).

“Original Closing Date” shall mean July 30, 2004.

“Original Credit Agreement” shall have the meaning assigned to it in the recitals hereof.

“Original Lenders” shall have the meaning assigned to it in the recitals hereof.

“Original Post-Closing Matters Period” shall mean “Post-Closing Matters Period”, as such term is defined in the Original Credit Agreement.

“Original Transactions” shall mean, collectively, the “Transactions” (as defined in the Original Credit Agreement).

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Parent” shall have the meaning assigned to it in the recitals hereof.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Convertible Debt” shall mean $287,500,000 principal amount of 2.375% convertible senior notes due 2015 of Parent issued pursuant to that certain Supplemental Indenture dated as of April 7, 2008 between Parent and Union Bank, N.A., as trustee.

“Parent Mortgaged Property” shall mean the Real Properties of the New Loan Parties listed on Schedule 1.01(y).

“Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificates” shall mean a certificate in the form of Exhibit II to the Collateral Agreement or any other form approved by the Collateral Agent.

“Permit” shall mean any and all permits, approvals, registrations, notifications, exemptions and any other regulatory authorization, in each case, from a Governmental Authority having jurisdiction.

“Permitted Asset Swap” means the substantially concurrent purchase and sale, trade-in or exchange of equipment, Real Property or other property of a nature or type that is used or useful in a Permitted Business or a combination of such equipment, Real Property or other property and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided, that (x) any cash or Cash Equivalents received must be applied in accordance with Section 2.11, (y) the fair market value of the equipment, Real Property or other property received is at least as great as the fair market value of the equipment, Real Property or other property being traded-in or exchanged as determined by the Borrower reasonably and in good faith and Parent shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Parent to such effect, together with all relevant financial information as to the determination of such fair market value and (z) any equipment, Real Property or other property received in exchange for Collateral shall constitute Collateral under the Security Documents and shall become subject to the Lien of such Security Document upon receipt thereof.

“Permitted Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the date hereof.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a person or division, line of business, coal mine or other operating facility, of a person (or any subsequent investment made in a person, division, line of business, coal mine or other operating facility, previously acquired in a Permitted Business Acquisition) if (a) such acquisition was not preceded by, or effected pursuant to, an unsolicited or hostile offer and (b) immediately after giving effect thereto:  (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; and (iii) (A) Parent and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of the most recently ended fiscal quarter of Parent and the Subsidiaries, and Parent shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Parent to such effect, together with all relevant financial information for such Subsidiary or assets, and (B) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 6.01).

“Permitted Encumbrances” shall mean (i) with respect to each Covered Property and Parent Mortgaged Property, those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (h), (j), (k), (m), (o), (v), (x) and (y) of Section 6.02 and (ii) with respect to each Non-Covered Property and each Real Property acquired after the Original Closing Date, those Liens and other encumbrances permitted by paragraphs (b), (d), (e), (h), (k), (m), (o), (x) and (y) of Section 6.02; provided, however, that in the case of those Liens and other encumbrances described in clause (o) of Section 6.02, in the event any Loan Party shall constitute the lessor under any such lease or sublease, no Lien created or permitted to be incurred thereby shall be permitted hereunder except to the extent such Lien would otherwise constitute a Permitted Encumbrance.

“Permitted Gas Properties Threshold Amount” shall have the meaning set forth in Section 6.04(t).

“Permitted Gas Properties Transactions” shall mean a disposition, lease, merger, or distribution of Gas Properties to any party that is not a Loan Party.  If the Gas Properties subject to such transaction have a fair market value of $10.0 million or more, whether in an individual transaction or as part of a series of related transactions, with the same party or parties or affiliates thereof, then to constitute a Permitted Gas Properties Transaction, such transaction shall meet all of the following requirements:

(i)           any liabilities and contractual obligations imposed on any Loan Party in connection with any such transaction are fair and reasonable and arm’s-length (including without limitation that the indemnities are reasonable for a transaction of this type, that there is a reasonable purchase price adjustment, and there are reasonable time periods for representations and warranties);

(ii)           no right, title or interest in any Coal, Coal reserves, or any facility that is associated with the extraction, loading, handling, processing or preparation of Coal is being sold, transferred, conveyed or encumbered in connection with such transaction;

(iii)           such transaction will not, presently or in the future, disrupt or negatively affect the Coal operations of the Loan Parties in any material respect;

(iv)           the Retained Assets are not, as a result of such transaction, adversely impacted or impaired in any material respect with any encumbrances, rights of first refusal, or restrictions and limitations of any nature;

(v)           such transaction is not reasonably anticipated to have any material adverse effect on (i) the fair market value of the Retained Assets as compared with the value of such assets immediately prior to such event and (ii) the rights and remedies of the Secured Parties under the Loan Documents;

(vi)           no Loan Party shall be obligated subsequent to such transaction to pay any material royalties or any other material payments of cash or property to Gas Co. or any other Person in order to conduct its Coal operations; and

(vii)           except to the extent permitted by Sections 6.01(s) and 6.04(t), no Loan Party shall (A) provide any Indebtedness, Guarantee or otherwise directly or indirectly provide credit support to or for the benefit of Gas Co. or its subsidiaries, (B) suffer to exist any Indebtedness, Guarantee or otherwise directly or indirectly provide credit support, in each case, provided by a Loan Party to or for the benefit of Gas Co. or its subsidiaries, or (C) agree to maintain or preserve Gas Co.’s or its subsidiaries’ financial condition, in each case, subsequent to any such transaction;

provided, further, that each of the following additional requirements shall be complied with: (a) the Loan Parties, as soon as reasonably practical, shall advise the Administrative Agent of any pending transaction and shall deliver to the Administrative Agent such other information about such transaction as any Lender may reasonably require; (b) Parent and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such acquisition or formation, with the covenants contained in Sections 6.10 and 6.11 recomputed as at the last day of the most recently ended fiscal quarter of Parent and the Subsidiaries for which financial statements have been delivered pursuant to Section 5.04(a) or (b), and Parent shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Parent to such effect, together with all relevant financial information for such Subsidiary or assets, (c) the Loan Parties shall deliver to the Administrative Agent promptly after the consummation of such transaction copies of any material agreements entered into by such Loan Parties in connection with such transaction; (d) no Default or Event of Default shall exist immediately prior to and after giving effect to such transaction; (e) the Loan Parties shall deliver to the Administrative Agent at the time of the consummation of such transaction, a certificate of a Responsible Officer of Parent, representing and warranting that with respect to any such transaction, each of the foregoing clauses (i) through (v) is true and accurate and that each of the other requirements has been or will be complied with; (f) in the event any Hydrocarbon Property that is the subject of such transaction constitutes surface Improvements encumbered by a Mortgage, the Administrative Agent shall cause such surface Improvement Hydrocarbon Property to be released from the Lien of the applicable Mortgage, without recourse or warranty at the sole cost and expense of the Borrower; provided, however, that to the extent such release involves the release of only a portion of any Mortgaged Property, the applicable Loan Party shall deliver to the Administrative Agent all documents reasonably requested by the Administrative Agent to confirm the continued perfection, priority and validity of the Lien of the affected Mortgage on the remaining Mortgaged Property prior to any release of the surface Improvements comprising the Hydrocarbon Property that is the subject of the applicable Permitted Gas Properties Transaction; and (g) in the event any Hydrocarbon Property that is the subject of such transaction shall constitute a right, title or interest other than any surface Improvement, the Administrative Agent shall, at the request and at the sole cost and expense of the Borrower, enter into a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to it regarding same.

“Permitted Investments” shall mean:

(a)           direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two years;

(b)           time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, or any state thereof having capital, surplus and undivided profits in excess of $500.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(c)           repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)           commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)           securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f)           shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g)           money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $500.0 million; and

(h)           time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 1/2 of 1% of the total assets of Parent and the Subsidiaries, on a consolidated basis, as of the end of Parent’s most recently completed fiscal year.

“Permitted Notes” means (i) unsecured senior or senior subordinated debt securities of the Borrower, (ii) debt securities of the Borrower that are secured by a Lien on the Collateral ranking junior to the Liens securing the Obligations pursuant to a Second Lien Intercreditor Agreement or (iii) debt securities of the Borrower that are secured by a Lien ranking pari passu with the Liens securing the Obligations pursuant to a First Lien Intercreditor Agreement; provided that (a) in the case of debt securities issued in reliance on Section 6.01(w)(ii), such debt securities are issued for cash consideration, (b) the terms of such debt securities do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Maturity Date of the Class B Term Loan Facility (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (c) the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Parent and the Subsidiaries than those in this Agreement; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least three Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such debt securities, together with a reasonably detailed description of the material terms and conditions of such debt securities or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement, (d) at the time that any such Permitted Notes are issued (and after giving effect thereto) no Event of Default shall exist, (e) Parent shall be in compliance with Section 6.10 and Section 6.11, after giving effect thereto on a Pro Forma Basis as if such incurrence had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), and (f) no Subsidiary of the Borrower (other than a Guarantor) shall be an obligor under the Permitted Notes and no Permitted Notes shall be secured by any collateral other than the Collateral.

“Permitted Receivables Documents” shall mean all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” shall mean one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets; provided that (A) recourse to Parent or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of Parent or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by Parent or any Subsidiary (other than a Special Purpose Receivables Subsidiary), and (B) the aggregate Receivables Net Investment since the Original Closing Date shall not exceed $400.0 million at any time.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon), (b) the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced and (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

“Permitted Senior Debt Securities” shall mean unsecured senior (or subordinated) notes issued by Parent or the Borrower, (i) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Senior Notes occurs (as in effect on the Original Closing Date), (ii) the covenants, events of default, Subsidiary guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to Parent and the Subsidiaries than those in the Senior Notes and (iii) of which no Subsidiary of Parent (other than the Borrower or a Domestic Subsidiary Loan Party) is an obligor under such notes that is not an obligor under the Senior Notes.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by Parent, the Borrower, any other Subsidiary or any ERISA Affiliate or with respect to which Parent or any Subsidiary could incur liability (including under Section 4069 of ERISA).

“Platform” shall have the meaning assigned to such term in Section 9.17(b).

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee.”

“Prior Liens” shall mean Liens which, pursuant to the provisions of any Security Document, are or may be superior to the Lien of such Security Document.

“Pro Forma Basis” shall mean, as to any person, for any events as described in clauses (i) and (ii) below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”):

                (i)in making any determination of EBITDA, pro forma effect shall be given to the Merger Transaction, any Asset Disposition and to any Asset Acquisition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated); and

                (ii)in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness incurred or assumed and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case, not to finance any acquisition) incurred or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Asset Acquisition,” occurring during the Reference Period or thereafter and through and including the date upon which the respective Asset Acquisition is consummated) shall be deemed to have been incurred or repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of Parent and, for any fiscal period ending on or prior to the first anniversary of the Merger Transaction, an Asset Acquisition or Asset Disposition (or any similar transaction or transactions that require a waiver or consent of the Required Lenders pursuant to Section 6.04 or 6.05), may include adjustments to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from the Merger Transaction such Asset Acquisition, Asset Disposition or other similar transaction, to the extent that Parent delivers to the Administrative Agent (i) a certificate of a Financial Officer of Parent setting forth such operating expense reductions and other operating improvements or synergies and (ii) information and calculations supporting in reasonable detail such estimated operating expense reductions and other operating improvements or synergies.   For purposes of Pro Forma Basis, the purchase of Gas Properties shall be deemed a material Asset Acquisition.

“Projections” shall mean any projections and any forward-looking statements (including statements with respect to booked business) of such entities (or of Parent and its Subsidiaries) furnished to the Lenders or the Administrative Agent by or on behalf of Parent, the Borrower or any of the other Subsidiaries prior to the Amendment No. 1 Effective Date.

“Quotation Day” shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period.  If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Real Property” shall mean, collectively, all right, title and interest of Parent or any Subsidiary (including, without limitation, any leasehold or mineral estate) in and to any and all parcels of real property owned or operated by Parent or any Subsidiary, whether by lease, license or other use agreement, together with, in each case, all Improvements and appurtenant fixtures (including, without limitation, all preparation plants or other coal processing facilities and loadout and other transportation facilities), equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Rebuild Companies” shall mean Maxxim Rebuild Co., LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, and Powers Shop LLC, a Virginia limited liability company and a wholly owned subsidiary of Parent.

“Rebuild Equipment” shall mean mining and related equipment acquired from persons who are not Affiliates of Parent that is sold by either of the Rebuild Companies in the ordinary course of its business.

“Receivable” means any indebtedness and other obligations owed to any Loan Party or a Special Purpose Receivables Subsidiary or any right of a Special Purpose Receivables Subsidiary or any Loan Party to payment from or on behalf of a purchaser of goods from any Loan Party or any right to reimbursement for funds paid or advanced by a Special Purpose Receivables Subsidiary or any Loan Party on behalf of a purchaser of goods from any Loan Party, whether constituting an account, chattel paper, payment intangible, instrument or general intangible, however arising (whether or not earned by performance), and includes, without limitation, the obligation to pay any finance charges, fees and other charges with respect thereto (it being understood that indebtedness and other obligations arising from any one transaction, including, without limitation, indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction).

“Receivables Assets” shall mean any Receivable and Related Security from time to time originated, acquired or otherwise owned by Parent or any Subsidiary.

“Receivables Net Investment” shall mean the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents; provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.

“Reclamation Laws” shall mean all laws relating to mining reclamation or reclamation liabilities including the Surface Mining Control and Reclamation Act of 1977, as amended, and its state and local counterparts or equivalents, including those applicable in Illinois, Kentucky, Pennsylvania, Utah, West Virginia and Wyoming state laws.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis.”

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Security” means, with respect to any Receivable:

(a)           all of a Special Purpose Receivables Subsidiary and any Loan Party’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), the sale of which gave rise to such Receivable;

(b)           all instruments and chattel paper that may evidence such Receivable (and do not evidence any asset that is not a Receivable);

(c)           all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)           solely to the extent applicable to such Receivable, the rights interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise;

(e)           all of a Special Purpose Receivables Subsidiary’s rights, interests and claims under the Permitted Receivables Documents; and

(f)           all collections and other proceeds and products of any of the foregoing as defined in the UCC) that are or were received by a Loan Party or Special Purpose Receivables Subsidiary, including, without limitation, all funds which either are received by a Loan Party or Special Purpose Receivables Subsidiary from or on behalf of the obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other chares) in respect of the above Receivables or are applied to such amounts owed by the obligors (including, without limitation, any insurance payments that a Loan Party or Special Purpose Receivables Subsidiary applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the obligors in respect of the above Receivables or any other parties directly or indirectly liable for payment of any such Receivables, and all books and records of any Loan Party to the extent related to any of the Receivables Assets.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or depositing in, into or onto the Environment.

“Remaining Present Value” shall mean, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having (a) Loans (other than Swingline Loans) outstanding, (b) Revolving L/C Exposures, (c) Swingline Exposures, and (d) Available Unused Commitments, that taken together, represent more than 50% of the sum of (w) all Loans (other than Swingline Loans) outstanding, (x) Revolving L/C Exposures, (y) Swingline Exposures, and (z) the total Available Unused Commitments at such time.  The Loans, Revolving L/C Exposures, Swingline Exposures and Available Unused Commitment of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Reserve Reports” shall mean the following reports: (i) Reasonableness Review of RAG American Coal Holding, Inc., dated April 8, 2004, prepared by prepared by Norwest Corporation; (ii) Reserve Audit of RAG American Coal Holding, Inc., dated April 8, 2004, prepared by prepared by Norwest Corporation; (iii) RAG American Coal Holding, Inc. Collateral Analysis, dated April 9, 2004, prepared by prepared by Norwest Corporation; (iv) the Phase I Geological Study and Reserve Evaluation of the No. 6 Seam in Wabash and Edwards counties of the State of Illinois and Gibson County in the State of Indiana, dated March 13, 2006, prepared by Marshall Miller and Associates; (v) the Updated Evaluation and Audit of Alpha Natural Resources, LLC as of December 31, 2008, dated February 3, 2009, prepared by Marshall Miller & Associates, Inc.; (vi) the Audit of Foundation Coal Holdings, Inc. Coal Reserves as of June 30, 2009, dated July 31, 2009, prepared by Marshall Miller & Associates, Inc.; and (vii) the Updated Evaluation and Audit of Alpha Natural Resources, LLC as of December 31, 2009, dated February 23, 2010, prepared by Marshall Miller & Associates, Inc.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Retained Assets” shall mean all Collateral retained by the Loan Parties subsequent to a Permitted Gas Properties Transaction.

“Revolving Facility” shall mean the Revolving Facility Commitments and the extensions of credit made hereunder by the Revolving Facility Lenders.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Class A Revolving Facility Loans or Class B Revolving Facility Loans, as the context may require.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Class A Revolving Facility Loans or Class B Revolving Facility Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Revolving Facility Lender’s Class A Revolving Facility Credit Exposure and Class B Revolving Facility Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04.

“Revolving Facility Credit Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of the Revolving Facility Loans outstanding at such time, (b) the Swingline Exposure at such time and (c) the Revolving L/C Exposure at such time.  The Revolving Facility Credit Exposure of any Revolving Facility Lender at any time shall be the sum of (a) the aggregate principal amount of such Revolving Facility Lender’s Revolving Facility Loans outstanding at such time and (b) such Revolving Facility Lender’s Revolving Facility Percentage of the Swingline Exposure and Revolving L/C Exposure at such time.

“Revolving Facility Lender” shall mean a Class A Revolving Facility Lender or a Class B Revolving Facility Lender, as the context may require.

“Revolving Facility Loan” shall mean a Class A Revolving Facility Loan or a Class B Revolving Facility Loan, as the context may require.  Each Revolving Facility Loan shall be a Eurocurrency Loan or an ABR Loan.

“Revolving Facility Maturity Date” shall mean the Class A Revolving Facility Maturity Date or the Class B Revolving Facility Maturity Date, as the context may require.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Revolving L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time and (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time.  The Revolving L/C Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” means an intercreditor agreement by and among the Collateral Agent and the collateral agents or other representatives for the holders of Indebtedness secured by Liens that are intended to rank junior to the Liens securing the Obligations and that are otherwise permitted pursuant to Section 6.02 providing that all proceeds of Collateral shall first be applied to repay the Obligations in full prior to being applied to any obligations under the Indebtedness secured by such junior Liens and that until the termination of the Commitments and the repayment in full (or cash collateralization of Letters of Credit) of all Obligations outstanding under this Agreement, the Collateral Agent shall have the sole right to exercise remedies against the Collateral (subject to customary exceptions for limited protective actions that may be taken by the holders of such junior Lien Indebtedness) and otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Mortgage Amendments, the Collateral Agreement, the New Security Documents, the Intercompany Lease Agreement and each of the security agreements, Additional Mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.10 of this Agreement or Sections 5.10 or 5.18 of the Original Credit Agreement.

“Senior Note Documents” shall mean the Senior Notes and the Senior Note Indenture.

“Senior Note Indenture” shall mean the Indenture dated as of July 30, 2004 under which the Senior Notes were issued, among the Borrower, Parent and certain of the Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Original Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior Notes” shall mean the Borrower’s 7 1/4% Senior Notes due 2014 issued pursuant to the Senior Note Indenture in an aggregate principal amount of $300.0 million and any notes issued by the Borrower in exchange for, and as contemplated by, the Senior Notes and the related registration rights agreement with substantially identical terms as the Senior Notes.

“Special Purpose Receivables Subsidiary” shall mean a direct or indirect Subsidiary of Parent established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Parent or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Parent or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Parent.  Notwithstanding the foregoing, the term “Subsidiary” shall not include any Unrestricted Subsidiary except (i) where the term “Subsidiary” is used in Sections 3.01, 3.08, 3.09, 3.10 3.12, 3.14, 3.15, 3.19, 5.04, 5.05, 5.06, 5.07, 5.09, 5.10 and 6.08(b) and (ii) for the purpose of determining whether a Default or an Event of Default has occurred under clause (f) or (j) of Section 7.01, the term “Subsidiary” shall include any Unrestricted Subsidiary if such Unrestricted Subsidiary was, as of the last day of the then most recently ended fiscal quarter of Parent, a ‘significant subsidiary’ (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof) of Parent; provided, however, that, if it is necessary to exclude more than one Unrestricted Subsidiary from clause (f) or (j) of Section 7.01 in order to avoid a Default or an Event of Default thereunder, all excluded Unrestricted Subsidiaries shall be considered to be a single consolidated Unrestricted Subsidiary for the purpose of determining whether the ‘significant subsidiary’ condition specified in clause (ii) above is satisfied

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Parent or any of its Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” shall mean a Borrowing comprised of Swingline Loans.

“Swingline Borrowing Request” shall mean a request by the Borrower substantially in the form of Exhibit C-2 to the First Amended and Restated Credit Agreement.

“Swingline Commitment” shall mean, with respect to each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans pursuant to Section 2.04.  The aggregate amount of the Swingline Commitments on the Amendment Effective Date was $25.0 million.  The aggregate amount of the Swingline Commitments on the date hereof is $50.0 million.

“Swingline Exposure” shall mean at any time the aggregate principal amount of all outstanding Swingline Borrowings at such time.  The Swingline Exposure of any Revolving Facility Lender at any time shall mean its Revolving Facility Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean Citicorp North America, Inc., in its capacity as a lender of Swingline Loans, and/or any other Revolving Facility Lender designated as such by the Borrower after the Amendment Effective that is reasonably satisfactory to the Borrower and the Administrative Agent and executes a counterpart to this Agreement as a Swingline Lender.

“Swingline Loans” shall mean the swingline loans made to the Borrower pursuant to Section 2.04.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Loan Borrowing” shall mean a Borrowing comprised of Class A Term Loans or Class B Term Loans, as the context may require.

“Term Loan Commitment” shall mean with respect to each Lender, the commitment of such Lender to make Term Loans hereunder pursuant to Section 2.01.

“Term Loan Facility” shall mean the Class A Term Loan Facility or the Class B Term Loan Facility, as the context may require.

“Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a).

“Term Loan Lender” shall mean a Class A Term Loan Lender or a Class B Term Loan Lender, as the context may require.

“Term Loan Maturity Date” shall mean the Class A Term Loan Maturity Date or the Class B Term Loan Maturity Date, as the context may require.

“Term Loans” shall mean Class A Term Loans or the Class B Term Loans, as the context may require.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Parent then most recently ended (taken as one accounting period).

“Title Company” shall mean LandAmerica Inc. or such other title company as shall be approved by the Administrative Agent.

“Transaction” shall mean the Original Transactions, the First Amendment and Restatement Transactions, the Amendment No. 1 Transactions and the Amendment and Restatement Transactions, collectively.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean (i) the Uniform Commercial Code as in effect in the applicable state of jurisdiction and (ii) certificate of title or other similar statutes relating to “rolling stock” or barges as in effect in the applicable jurisdiction.

“Unrestricted Subsidiary” shall mean (i) any person that becomes an Unrestricted Subsidiary in accordance with Section 5.14(a) (other than the Borrower or Parent), (ii) any Special Purpose Receivables Subsidiary; provided that any such Special Purpose Receivables Subsidiary of Parent that is an Unrestricted Subsidiary shall, upon the termination of any such Permitted Receivables Financing (other than as a result of an event of default thereunder unless and until the obligations thereunder are repaid in full), cease to be an Unrestricted Subsidiary and may not be re-designated as an Unrestricted Subsidiary and (iii) as of the date hereof, ANRReceivables Funding, LLC, Alpha Shale Holdings, LLC and Alpha Shale Resources, LP.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Patriot Act” has the meaning assigned to such term in Section 3.08(a).

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.                            Terms Generally.

The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Parent notifies the Administrative Agent that Parent requests an amendment to any provision hereof to eliminate the effect of any change occurring after July 7, 2006 in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Parent that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  For purposes of determining compliance with Section 6.01 through Section 6.09 with respect to any amount in a currency other than Dollars, such amount shall be determined as of the date of incurrence thereof, and shall not be affected as a result of fluctuations in currency values.

SECTION 1.03.                            Effectuation of Transfers.

Each of the representations and warranties of Parent and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

SECTION 1.04.                            Effect of this Agreement on the Existing Credit Agreement and the Other Existing Loan Documents.

  Upon satisfaction of the conditions precedent to the effectiveness of this Agreement set forth in Section 2 the Amendment Agreement, this Agreement shall be binding on Parent, the Borrower, the Agents, the Lenders and the other parties hereto and the provisions of the Existing Credit Agreement shall be replaced by the provisions of this Agreement; provided, that (a) the Existing Obligations of Parent, the Borrower and the other Loan Parties under the Existing Credit Agreement and the Existing Loan Documents (in each case, as further amended from time to time) that remain unpaid and outstanding as of and after giving effect to the Amendment Effective Date shall continue to exist under and be evidenced by this Agreement and the other Loan Documents, (b) all Existing Letters of Credit shall continue as Letters of Credit under this Agreement, (c) the Collateral and the Loan Documents shall continue to secure, guarantee, support and otherwise benefit the Existing Obligations and the Obligations of Parent, the Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (d) any Person entitled to the benefits of Section 2.15, 2.16, 2.17 or 9.05 of the Existing Credit Agreement shall continue to be entitled to the benefits of the corresponding provisions of this Agreement.  Upon the effectiveness of this Agreement in accordance with Section 2 to the Amendment Agreement, each Loan Document that was in effect immediately prior to the Amendment Effective Date shall continue to be effective and, unless the context otherwise requires, any reference to the Original Credit Agreement, First Amended and Restated Credit Agreement or the Existing Credit Agreement contained therein shall be deemed to refer to this Agreement.

ARTICLE II

THE CREDITS

SECTION 2.01.                            Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees

(a)           to make Term Loans to the Borrower on July 7, 2006 in Dollars in a principal amount not to exceed its Term Loan Commitment,

(b)           with respect to each Class A Revolving Facility Lender, to make Class A Revolving Facility Loans denominated in Dollars to the Borrower, at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Class A Revolving Facility Credit Exposure exceeding such Lender’s Class A Revolving Facility Commitment or (B) the Class A Revolving Facility Credit Exposure exceeding the total Class A Revolving Facility Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Class A Revolving Facility Loans; and

(c)           with respect to each Class B Revolving Facility Lender, to make (i) Class B Revolving Facility Loans denominated in Dollars to the Borrower, at any time and from time to time during the Availability Period in an aggregate principal amount that will not result in (A) such Lender’s Class B Revolving Facility Credit Exposure exceeding such Lender’s Class B Revolving Facility Commitment or (B) the Class B Revolving Facility Credit Exposure exceeding the total Class B Revolving Facility Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Class B Revolving Facility Loans.

For the avoidance of doubt, for so long as both Class A Revolving Facility Commitments and Class B Revolving Facility Commitments are outstanding, each borrowing of Revolving Facility Loans shall be made ratably between the Class A Revolving Facility and the Class B Revolving Facility; provided, however, that the reclassifications of Revolving Facility Loans and Revolving Facility Commitments made on the date hereof shall be made such that the entire amount of each Class B Revolving Facility Lender’s Revolving Facility Loans and Revolving Facility Commitment shall be reclassified on such date as Class B Revolving Facility Loans and as a Class B Revolving Facility Commitment, respectively, in accordance with Section 4(a) of the Amendment Agreement.

Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02.                            Loans and Borrowings.

(a)           Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility (or, in the case of Swingline Loans, in accordance with their respective Swingline Commitments); provided, however, that (i) Class A Revolving Facility Loans shall be made by the Class A Revolving Facility Lenders ratably in accordance with their respective Class A Revolving Facility Percentages and (ii) Class B Revolving Facility Loans shall be made by the Class B Revolving Facility Lenders ratably in accordance with their respective Class B Revolving Facility Percentages on the date such Loans are made hereunder.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)           Subject to Section 2.14, each Borrowing (other than a Swingline Borrowing) shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith.  Each Swingline Borrowing shall be an ABR Borrowing.  Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15, 2.17 or 2.20 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c)           At the commencement of each Interest Period for any Eurocurrency Revolving Facility Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  At the time that each ABR Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Class A Revolving Facility Commitments or Class B Revolving Facility Commitments, as applicable, or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e).  Each Swingline Borrowing shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.  Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of (i) five Eurocurrency Borrowings outstanding under the Term Loan Facility and (ii) 20 Eurocurrency Borrowings outstanding under the Revolving Facility.

(d)           Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Facility Maturity Date applicable to such Borrowing or Term Loan Maturity Date applicable to such Borrowing.

SECTION 2.03.                            Requests for Borrowings.

To request a Revolving Facility Borrowing and/or a Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Facility Borrowing to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Local Time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)           whether the requested Borrowing is to be a Revolving Facility Borrowing;

(ii)           the aggregate amount of the requested Borrowing (expressed in Dollars);

(iii)           the date of such Borrowing, which shall be a Business Day;

(iv)           whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)           in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto; and

(vi)           the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Any Revolving Facility Loans outstanding on the date hereof shall be continued as Revolving Facility Loans hereunder; provided that after giving effect to this Second Amended and Restated Credit Agreement, (x) each Class A Revolving Facility Lender will be deemed to be holding such Loans as “Class A Revolving Facility Loans” and (y) each Class B Revolving Credit Lender will be deemed to be holding such Loans as “Class B Revolving Facility Loans,” in each case, in accordance with Section 4(a) of the Amendment Agreement.

SECTION 2.04.                            Swingline Loans.

(a)           Subject to the terms and conditions set forth herein, each Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period applicable to the Class B Revolving Facility, in an aggregate principal amount at any time outstanding that will not result in (x) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Commitment or (y) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Borrowing.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)           To request a Swingline Borrowing the Borrower shall notify the Administrative Agent and the Swingline Lenders of such request by telephone (confirmed by a Swingline Borrowing Request by telecopy), not later than 1:00 p.m., Local Time, on the day of a proposed Swingline Borrowing.  Each such notice and Swingline Borrowing Request shall be irrevocable and shall specify (i) the requested date (which shall be a Business Day) and (ii) the amount of the requested Swingline Borrowing (expressed in Dollars).  Each Swingline Lender shall make each Swingline Loan to be made by it hereunder in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., Local Time, to the account of the Borrower (or, in the case of a Swingline Borrowing made to finance the reimbursement of an L/C Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank).

(c)           A Swingline Lender may by written notice given to the Administrative Agent (and to the other Swingline Lenders) not later than 10:00 a.m., Local Time on any Business Day, require the Revolving Facility Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by it with a maturity date prior to the Revolving Facility Maturity Date applicable to such Revolving Facility Lender.  Such notice shall specify the aggregate amount of such Swingline Loans in which the Revolving Facility Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each such Lender, specifying in such notice such Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent the Swingline Loan or Loans for the account of the applicable Swingline Lender, such Revolving Facility Lender’s Revolving Facility Percentage of such Swingline Loan or Loans.  Each Revolving Facility Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Revolving Facility Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Revolving Facility Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Revolving Facility Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender.  Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Facility Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05.                            Letters of Credit.

(a)           General.  Subject to the terms and conditions set forth herein, any Loan Party may request the issuance of Letters of Credit for its own account in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period applicable to the Class B Revolving Facility and prior to the date that is five Business Days prior to the Class B Revolving Facility Maturity Date.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Applicant Party to, or entered into by the Applicant Party with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding any provision hereof, no Issuing Bank shall be required to issue any Letter of Credit to the extent that as a result of such issuance the aggregate face amount of all outstanding Letters of Credit issued by such Issuing Bank would exceed the amount set forth adjacent to such Issuing Bank’s name on Schedule 2.05(a) or as otherwise agreed by the Borrower and the applicable Issuing Bank and the Administrative Agent from time to time.

(b)           Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal in accordance with paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Applicant Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (two Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank, the Applicant Party also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance amendment, renewal or extension (i) prior to the Class A Revolving Facility Maturity Date, the Revolving L/C Exposure shall not exceed $650.0 million, (ii) after the Class A Revolving Facility Maturity Date but prior to the Class B Revolving Facility Maturity Date, the Revolving L/C Exposure shall not exceed $650.0 million and (iii) the Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments.

(c)           Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (A) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five Business Days prior to the Class B Revolving Facility Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the automatic renewal thereof for additional one-year periods (which, in no event, shall extend beyond the date referred to in clause (B) of this paragraph (c)).

(d)           Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Facility Lenders, such Issuing Bank hereby grants to each Revolving Facility Lender that will continue to be a Revolving Facility Lender through the expiry date of such Letter of Credit, and each such Revolving Facility Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Facility Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Facility Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in Dollars, for the account of the applicable Issuing Bank, such Revolving Facility Lender’s Revolving Facility Percentage of each L/C Disbursement relating to a Letter of Credit in which such Revolving Facility Lender has a participation made by such Issuing Bank in Dollars not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Facility Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Prior to the Class A Revolving Facility Maturity Date, the aggregate amount of participations in Letters of Credit held by Class A Revolving Facility Lenders and Class B Revolving Facility Lenders shall be shared ratably by all Revolving Facility Lenders in proportion to their respective Revolving Facility Commitments.  Upon the Class A Revolving Facility Maturity Date, provided that no Default or Event of Default shall have occurred and be continuing, the aggregate amount of participations in Letters of Credit held by Class A Revolving Facility Lenders in respect of the Class A Revolving Credit Commitments terminating on the Class A Revolving Credit Maturity Date shall be deemed to be reallocated to the Class B Revolving Facility Lenders holding Class B Revolving Credit Commitments so that the participation of the remaining Revolving Facility Lenders in outstanding Letters of Credit shall be in proportion to their respective remaining Revolving Facility Commitments (provided further that such reallocation will not result in a Revolving Facility Credit Exposure of any Lender exceeding its Revolving Facility Commitment).

(e)           Reimbursement.  If the applicable Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower and the Applicant Party (if other than the Borrower) shall be jointly and severally liable for reimbursing such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement in Dollars, not later than 5:00 p.m., Local Time, on the Business Day immediately following the date the Borrower receives notice under paragraph (g) of this Section of such L/C Disbursement; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Facility Borrowing or a Swingline Borrowing, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Facility Borrowing or Swingline Borrowing.  If the Borrower or the Applicant Party (if other than the Borrower) fails to reimburse any L/C Disbursement when due, then the Administrative Agent shall promptly notify the applicable Issuing Bank and each other applicable Revolving Facility Lender of the applicable L/C Disbursement, the payment then due from the Borrower or the Applicant Party (if other than the Borrower) and, in the case of a Revolving Facility Lender, such Lender’s Revolving Facility Percentage thereof.  Promptly following receipt of such notice, each applicable Revolving Facility Lender shall pay to the Administrative Agent in Dollars its Revolving Facility Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Facility Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in Dollars the amounts so received by it from the Revolving Facility Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Facility Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Revolving Facility Lender pursuant to this paragraph to reimburse an Issuing Bank for any L/C Disbursement (other than the funding of an ABR Revolving Loan or a Swingline Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(f)           Obligations Absolute.  The joint and several obligation of the Borrower and the Applicant Party (if other than the Borrower) to reimburse L/C Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; provided that, in each case, payment by the Issuing Bank shall not have constituted gross negligence or willful misconduct.  Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse the applicable Issuing Bank from liability to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived to the extent permitted by applicable law) suffered by the Borrower or the Applicant Party that are determined by a court having jurisdiction to have been caused by (i) such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) such Issuing Bank’s refusal to issue a Letter of Credit in accordance with the terms of this Agreement.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank shall be deemed to have exercised care in each such determination and each refusal to issue a Letter of Credit.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)           Disbursement Procedures.  The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent, the Borrower and the Applicant Party (if other than the Borrower) by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Facility Lenders with respect to any such L/C Disbursement.

(h)           Interim Interest.  If an Issuing Bank shall make any L/C Disbursement, then, unless the Borrower or the Applicant Party shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower or the Applicant Party reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if such L/C Disbursement is not reimbursed by the Borrower or the Applicant Party when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply; provided, further, that any L/C Disbursement that is reimbursed after the date such L/C Disbursement is required to be reimbursed under paragraph (e) of this Section, (A) be payable in Dollars, (B) bear interest at the rate per annum then applicable to ABR Revolving Loans and (C) Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Facility Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Facility Lender to the extent of such payment.

(i)           Replacement of an Issuing Bank.  An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12.  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.

(j)           Cash Collateralization.  If any Event of Default shall occur and be continuing, (i) in the case of an Event of Default described in Section 7.01(h) or (i), on the Business Day or (ii) in the case of any other Event of Default, on the third Business Day, in each case, following the date on which the Borrower receives notice from the Administrative Agent (or, if the maturity of the Loans has been accelerated, Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in Dollars in cash equal to the Revolving L/C Exposure as of such date plus any accrued and unpaid interest thereon; provided that, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in Dollars, without demand or other notice of any kind.  The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Each such deposit pursuant to this paragraph or pursuant to Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of (i) for so long as an Event of Default shall be continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Permitted Investments and at the risk and expense of the Borrower, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Facility Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k)           Additional Issuing Banks.  From time to time, the Borrower may by notice to the Administrative Agent designate up to three Lenders (in addition to the Issuing Banks referred to in clauses (a), (b), (c), (d) and (e) in the definition of “Issuing Bank”) that agree (in their sole discretion) to act in such capacity and are reasonably satisfactory to the Administrative Agent as Issuing Banks.  Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.  To the extent that any additional Issuing Bank becomes a party to this Agreement, then the Administrative Agent, in consultation with all Issuing Banks, shall amend and replace Schedule 2.05(a) accordingly, notwithstanding anything to the contrary contained in Section 9.08 (it being understood that no consent of the Lenders or the Borrower shall be required to amend and replace such schedule).

(l)           Reporting.  Unless otherwise requested by the Administrative Agent, each Issuing Bank shall (i) provide to the Administrative Agent copies of any notice received from the Borrower pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof and (ii) report in writing to the Administrative Agent (A) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), and the Issuing Bank shall be permitted to issue, amend, renew or extend such Letter of Credit if the Administrative Agent shall not have advised the Issuing Bank that such issuance, amendment renewal or extension would not be in conformity with the requirements of this Agreement, (B) on each Business Day on which such Issuing Bank makes any L/C Disbursement, the date of such L/C Disbursement and the amount of such L/C Disbursement and (C) on any other Business Day, such other information as the Administrative Agent shall reasonably request, including but not limited to prompt verification of such information as may be requested by the Administrative Agent.

(m)           Existing Letters of Credit.  The parties hereto agree that the Existing Letters of Credit shall be deemed Letters of Credit for all purposes under this Agreement, without any further action by the Borrower.

SECTION 2.06.                            Funding of Borrowings.

(a)           Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City, and designated by the Borrower in the Borrowing Request; provided that ABR Revolving Loans and Swingline Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)           Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07.                            Interest Elections.

(a)           Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)           To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)           Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)           the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)           if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)           Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)           If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08.                            Termination and Reduction of Commitments.

(a)           Unless previously terminated, the Revolving Facility Commitments shall terminate on the applicable Revolving Facility Maturity Date.  The parties hereto acknowledge that the Term Loan Commitments (but not the Additional Term Loan Commitments) terminated at 5:00 p.m. Local Time on July 7, 2006.

(b)           The Borrower may at any time terminate, or from time to time reduce, the Commitments under any Facility; provided that no reductions may be made of the Class B Revolving Facility Commitments prior to the termination in full of the entire Class A Revolving Facility; provided further that (i) each reduction of the Commitments under any Facility shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of any Class of Revolving Facility Commitments) and (ii) the Borrower shall not terminate or reduce (A) the Class A Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Class A Revolving Facility Loans in accordance with Section 2.11, the Class A Revolving Facility Credit Exposure would exceed the total Class A Revolving Facility Commitments or (B) the Class B Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Class B Revolving Facility Loans in accordance with Section 2.11, the Class B Revolving Facility Credit Exposure would exceed the total Class B Revolving Facility Commitments.

(c)           The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments under any Facility shall be made ratably among the Lenders in accordance with their respective Commitments under such Facility; provided however that no reductions may be made of the Class B Revolving Facility Commitments prior to the termination in full of the entire Class A Revolving Facility.

SECTION 2.09.                            Repayment of Loans; Evidence of Debt.

(a)           The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Revolving Facility Maturity Date applicable to such Revolving Facility Loan, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Class B Revolving Facility Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Facility Borrowing is made by the Borrower, the Borrower shall repay all Swingline Loans then outstanding.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by such Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10.                            Repayment of Term Loans and Revolving Facility Loans.

(a)           Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Term Loan Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being referred to as a “Term Loan Installment Date”):

Date	Amount
	Class A Term Loan Facility	Class B Term Loan Facility
June 30, 2010	$1,200,000.00	$2,959,688.00
September 30, 2010	$1,200,000.00	$2,959,688.00
December 31, 2010	$1,200,000.00	$2,959,688.00
March 31, 2011	$1,200,000.00	$2,959,688.00
June 30, 2011	—	$2,959,688.00
Class A Term Loan Maturity	$34,800,000.00	—
Date
September 30, 2011	—	$2,959,688.00
December 31, 2011	—	$2,959,688.00
March 31, 2012	—	$2,959,688.00
June 30, 2012	—	$5,919,375.00
September 30, 2012	—	$5,919,375.00
December 31, 2012	—	$5,919,375.00
March 31, 2013	—	$5,919,375.00
June 30, 2013	—	$5,919,375.00
September 30, 2013	—	$5,919,375.00
December 31, 2013	—	$5,919,375.00
March 31, 2014	—	$5,919,375.00
Class B Term Loan Maturity	—	$165,742,500.00
Date

In the event that any Additional Term Loans are made on an Increased Amount Date, the amount due on each Term Loan Installment Date (other than the applicable Term Loan Maturity Date) occurring after the Increased Amount Date shall be as set forth in the joinder agreement applicable to such Additional Term Loans; provided that (x) the weighted average life to maturity of such Additional Term Loans shall not be shorter than the weighted average life to maturity of the Class B Term Loans and (y) the stated maturity date of such Additional Term Loans shall be no earlier than the Class B Term Loan Maturity Date.

(b)           To the extent not previously paid all Class A Term Loans and Class B Term Loans shall be due and payable on the Class A Term Loan Maturity Date and Class B Term Loan Maturity Date, respectively.

(c)           Prepayment of the Term Loan Borrowings from:

(i)           all Net Proceeds pursuant to Section 2.11(c), shall be applied (x) first, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of Class A Term Loan Borrowings and (y) after the payment in full of all Class A Term Loans, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of Class B Term Loan Borrowings;

(ii)           any optional prepayments pursuant to Section 2.11(a) shall be applied (x) first, to reduce the remaining scheduled amortization payments in respect of Class A Term Loan Borrowings as directed by the Borrower and (y) after the payment in full of all Class A Term Loans to reduce the remaining scheduled amortization payments in respect of Class B Term Loan Borrowings as directed by the Borrower; and

(iii)           for the avoidance of doubt, each Class B Term Lender, by consenting to the Amendment Agreement, irrevocably waives its right to mandatory prepayments prior to the payment in full of the Class A Term Loans.

(d)           Any Lender holding Term Loans may elect, on not less than two Business Days’ prior written notice to the Administrative Agent with respect to any mandatory prepayment made pursuant to Section 2.11(c), not to have such prepayment applied to such Lender’s Term Loans, in which case, the full amount not so applied shall be retained by the Borrower.

(e)           Prior to any repayment of any Borrowing under any Facility hereunder, the Borrower shall select the Borrowing or Borrowings under the applicable Facility to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 2:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment.  Each repayment of a Borrowing (x) in the case of the Revolving Facility, shall be applied to the Revolving Facility Loans included in the repaid Borrowing such that each Revolving Facility Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Facility Lenders at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  Notwithstanding anything to the contrary in the immediately preceding sentence, prior to any repayment of a Swingline Borrowing hereunder, the Borrower, shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, on the scheduled date of such repayment.  Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11.                            Prepayment of Loans.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.10(e); provided that no prepayment of Class B Term Loans or termination of Class B Revolving Facility Commitments shall be made prior to the payment in full of all Class A Term Loans or termination of all Class A Revolving Facility Commitments, respectively.

(b)           In the event and on such occasion that the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments, the Borrower under the Revolving Facility shall prepay Revolving Facility Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) made to the Borrower, in an aggregate amount equal to the amount by which the Revolving Facility Credit Exposure exceeds the total Revolving Facility Commitments.

(c)           Parent and the Subsidiaries shall apply all Net Proceeds upon receipt thereof to prepay Term Loan Borrowings in accordance paragraphs (c) and (d) of Section 2.10.

SECTION 2.12.                            Fees.

(a)           The Borrower agrees to pay to each Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December in each year, and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee of 0.50% (a “Commitment Fee”) on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with July 7, 2006 or ending with the date on which the last of the Commitments of such Lender shall be terminated).

All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  For the purpose of calculating any Lender’s Commitment Fee, the outstanding Swingline Loans during the period for which such Lender’s Commitment Fee is calculated shall be deemed to be zero.  The Commitment Fee due to each Lender shall begin to accrue on the Amendment Effective Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b)           The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements), during the preceding quarter (or shorter period commencing with the Amendment Effective Date or ending with the applicable Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period and (ii) to each Issuing Bank, for its own account, (x) 10 Business Days after the last day of March, June, September and December of each year and three Business Days after the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to 0.125% (or such other percentage to be mutually agreed upon between the Borrower and the applicable Issuing Lender) per annum of the daily average stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any L/C Disbursement thereunder, such Issuing Bank’s customary documentary and processing charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c)           The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the fees set forth in the Fee Letter (the “Administrative Agent Fees”).

(d)           All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.13.                            Interest.

(a)           The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b)           The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)           Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other overdue amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d)           Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the Term Loan Maturity Date applicable to such Term Loans; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)           All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14.                            Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a)           the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)           the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing and (ii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing or shall be made as a Borrowing bearing interest at such rate as the Majority Lenders under the Revolving Facility shall agree adequately reflects the costs to the Revolving Facility Lenders of making the Loans comprising such Borrowing.

SECTION 2.15.                            Increased Costs.

(a)           If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or those for which payment has been requested pursuant to Section 2.20) or Issuing Bank; or

(ii)           impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein (except those for which payment has been requested pursuant to Section 2.20);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower (in the case of a Loan) or the Borrower (in the case of a Letter of Credit) will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b)           If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower (in the case of a Loan) or the Borrower (in the case of a Letter of Credit) shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)           A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Borrower thereof.  Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.                            Break Funding Payments.

In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the Eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17.                            Taxes.

(a)           Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party or the Administrative Agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by the Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions applicable to additional sums payable under this Section) any Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes and Other Taxes been made, (ii) such Loan Party or the Administrative Agent shall make such deductions and (iii) such Loan Party or the Administrative Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Each Loan Party shall, jointly and severally, indemnify the Agents, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable by such Agent, Lender or Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to a Loan Party by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.  If a Loan Party determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which indemnification payments have been made under this Section 2.17(c), the Administrative Agent, Issuing Bank, or Lender (as applicable) shall use reasonable efforts to cooperate with the Loan Party in challenging such Indemnified Taxes or Other Taxes, at the Loan Party’s expense, if so requested by the Loan Party in writing; provided that nothing in this Section 2.17(c) shall obligate the Administrative Agent, Issuing Bank, or any Lender to take any action that, in its reasonable judgment, would be materially disadvantageous to such Person.

(d)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, at the time or times prescribed by applicable law such properly completed and executed documentation prescribed by applicable law as may reasonably be requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or would otherwise prejudice such Lender’s interest in any material respect. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(e).  If any form or certification previously delivered pursuant to this Section 2.17(e) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(f)           If an Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or Lender in good faith and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of such Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require any Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other person.

SECTION 2.18.                            Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)           Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 2.20, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by each Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the applicable Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.20 and 9.05 shall be made directly to the persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of (i) principal or interest in respect of any Loan, (ii) reimbursement obligations with respect to any Letter of Credit or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if such Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Administrative Agent to make such payment.

(b)           If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees then due from Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed L/C Disbursements then due from Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed L/C Disbursements then due to such parties.

(c)           If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in L/C Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in L/C Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)           If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.                            Mitigation Obligations; Replacement of Lenders.

(a)           If any Lender requests compensation under Section 2.15 or 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.20, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           If any Lender requests compensation under Section 2.15 or 2.20, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or 2.20 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(c)           If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.20.                            Additional Reserve Costs.

(a)           For so long as any Lender is required to make special deposits with the Bank of England or comply with reserve assets, liquidity, cash margin or other requirements of the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender’s Eurocurrency Loans, the Borrower shall pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit F to the Original Credit Agreement.

(b)           Any additional interest owed pursuant to paragraph (a) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.

SECTION 2.21.                            Increase in Revolving Facility Commitments and/or Term Loan Commitments.

(a)           Additional Commitments.  At any time following the date hereof, the Borrower may by written notice to the Administrative Agent elect to request an increase to the existing Class B Revolving Facility Commitments (any such increase, the “Additional Revolving Facility Commitments”) and/or the Class B Term Loan Commitments (any such increase, the “Additional Term Loan Commitments” and together with the Additional Revolving Facility Commitments, if any, the “Additional Commitments”), by an amount not in excess of, when aggregated with the amount of Permitted Notes issued in reliance on Section 6.01(w)(i), the sum of (x) $400.0 million plus (y) $300.4 million which was exercised on the date hereof, in the aggregate or a lesser amount in integral multiples of $10.0 million.  For the avoidance of doubt, $400.0 million of such amount shall be available as of the date hereof after giving effect to this Agreement.  Such notice shall (A) specify the date (an “Increased Amount Date”) on which the Borrower proposes that the Additional Commitments and, in the case of Additional Term Loan Commitments, the date for borrowing, as applicable, be made available, which shall be a date not less than five (5) Business Days (or, in the case of the exercise on the date hereof, one (1) Business Day) after the date on which such notice is delivered to the Administrative Agent and (B) offer each Revolving Facility Lender (in the case of Additional Revolving Facility Commitments) and/or Term Loan Lender (in the case of Additional Term Loan Commitments) the right to increase its Class B Revolving Facility Commitment and/or Class B Term Loan Commitment, as applicable, on a pro rata basis.  The Borrower shall notify the Administrative Agent in writing of the identity of each Revolving Facility Lender, Term Loan Lender or other financial institution reasonably acceptable to the Administrative Agent (each, an “Additional Revolving Facility Lender,” an “Additional Term Loan Lender” or generally, an “Additional Lender”) to whom the Additional Commitments have been (in accordance with the prior sentence) allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Additional Commitments may elect or decline, in its sole discretion, to provide an Additional Commitment.  Such Additional Commitments shall become effective as of such Increased Amount Date, and in the case of Additional Term Loan Commitments, such Additional Term Loans in respect hereof (“Additional Term Loans”) shall be made on such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such Additional Commitments and Loans; (2) such increase in the Class B Revolving Facility Commitments and/or the Class B Term Loan Commitments shall be evidenced by one or more joinder agreements executed and delivered to the Administrative Agent by each Additional Lender, as applicable, and each shall be recorded in the register, each of which shall be subject to the requirements set forth in Section 2.17(e); and (3) the Borrower shall make any payments required pursuant to Section 2.16 in connection with the provisions of the Additional Commitments.

(b)           On any Increased Amount Date on which Additional Revolving Facility Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the existing Revolving Facility Lenders shall assign to each of the Additional Revolving Facility Lenders, and each of the Additional Revolving Facility Lenders shall purchase from each of the existing Revolving Facility Lenders, at the principal amount thereof, such interests in the outstanding Revolving Facility Loans and participations in Letters of Credit and Swingline Loans outstanding on such Increased Amount Date that will result in, after giving effect to all such assignments and purchases, such Revolving Facility Loans and participations in Letters of Credit and Swingline Loans being held by existing Revolving Facility Lenders and Additional Revolving Facility Lenders ratably in accordance with their Revolving Facility Commitments after giving effect to the addition of such Additional Revolving Facility Commitments to the Revolving Facility Commitments, (ii) each Additional Revolving Facility Commitment shall be deemed for all purposes a Revolving Facility Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Facility Loan and have the same terms as any existing Revolving Facility Loan and (iii) each Additional Revolving Facility Lender shall become a Lender with respect to the Revolving Facility Commitments and all matters relating thereto.

(c)           On any Increased Amount Date on which Additional Term Loan Commitments are effected and borrowed, subject to the satisfaction of the foregoing terms and conditions, (i) each Additional Term Loan Commitment shall be deemed for all purposes a Term Loan Commitment and each Loan made thereunder shall be deemed, for all purposes, a Term Loan, (ii) each Additional Term Loan Lender shall become a Lender with respect to the Term Loan Commitments and all matters relating thereto and (iii) the Additional Term Loans shall have the same terms as the existing Class B Term Loans (except as provided in the last paragraph in Section 2.10(a)) and be made by each Additional Term Loan Lender on the Increased Amount Date.  All Additional Term Loans made on any Increased Amount Date will be made in accordance with the procedures set forth in Section 2.03.

(d)           The Administrative Agent shall notify the Lenders promptly upon receipt of the Borrower’s notice of an Increased Amount Date and, in respect thereof, the Additional Commitments and the Additional Lenders.

SECTION 2.22.                            Illegality.

If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Amendment Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurocurrency Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.23.                            Defaulting Lender.

(a)           Cash Collateral Call.  If any Lender becomes, and during the period it remains, a Defaulting Lender, if any Letter of Credit or Swingline Loan is at the time outstanding, each Issuing Bank and the Swingline Lender, as the case may be, may, by notice to the Borrower and such Defaulting Lender through the Administrative Agent, require the Borrower to Cash Collateralize the obligations of the Borrower to such Issuing Bank and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect thereof, or to make other arrangements reasonably satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Bank, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.  Upon termination of any Letter of Credit or repayment of any Swingline Loan, the Issuing Banks and Swingline Lender shall return any Cash Collateral and terminate such other arrangements relating to such Letter of Credit or Swingline Loan.

(b)           Right to Give Drawdown Notices.  In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender, each of the Issuing Bank and the Swingline Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.03 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Disbursement, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrower in respect of outstanding Letters of Credit or Swingline Loans in an amount equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swingline Loan.

(c)           Cure.  If the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender agree in writing in their reasonable discretion that a Lender that is a Defaulting Lender no longer falls under the definition of “Defaulting Lender” the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender.  Upon receipt of any such notice, the Issuing Banks and the Swingline Lender shall return any Cash Collateral held in respect of such Non-Defaulting Lender’s obligations.  If any Defaulting Lender is replaced pursuant to Section 2.19(b), the Issuing Banks and the Swingline Lender shall return any Cash Collateral held in respect of such replaced Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of Parent and the Borrower represents and warrants to each of the Lenders that:

SECTION 3.01.                            Organization; Powers.

Except as set forth on Schedule 3.01, each of Parent and each of the Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02.                            Authorization.

The execution, delivery and performance by Parent and each of the Subsidiaries of each of the Loan Documents to which it is a party, and the borrowings hereunder and the Amendment and Restatement Transactions to which it is party (a) have been duly authorized by all corporate, stockholder, limited liability company or partnership action required to be obtained by Parent and such Subsidiaries and (b) will not (i) violate (A) any provision of law, statute, rule or regulation (including, without limitation, any Mining Law), or of the certificate or articles of incorporation or other constitutive documents or by-laws of Parent or any Subsidiary, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority (including, without limitation, any Mining Permit) or (C) any provision of any indenture, lease (including, without limitation, any Mining Lease), agreement or other instrument to which Parent or any such Subsidiary is a party or by which any of them or any of their respective property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under, any such indenture, lease (including, without limitation, any Mining Lease), agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii)  result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Parent or any such Subsidiary, other than the Liens created by the Loan Documents.

SECTION 3.03.                            Enforceability.

This Agreement has been duly executed and delivered by Parent and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04.                            Governmental Approvals.

No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Amendment and Restatement Transactions except for (a) the filing of UCC financing statements and certificates of title, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office, (c) recordation of the Mortgages and the Mortgage Amendments, (d) such consents, authorizations, filings or other actions that have either (i) been made or obtained and are in full force and effect or (ii) are listed on Schedule 3.04 and (e) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.                            Financial Statements.

There has heretofore been furnished to the Lenders:

(A)           the consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of Foundation Coal Corporation as of and for the fiscal year ended December 31, 2008, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants, and (B) the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parentas of and for the fiscal years ended December 31, 2008 and December 31, 2009, audited by and accompanied by the unqualified opinion of KPMG LLP, independent public accountants, in each case, certified by the chief financial officer of Parent. Such financial statements and all financial statements delivered pursuant to Sections 5.04(a) and (b) have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of Foundation Coal Corporation or Parentas of the dates and for the periods to which they relate.

SECTION 3.06.                            No Material Adverse Change or Material Adverse Effect.

Since December 31, 2009, there has been no event or occurrence which has resulted in or would reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect.

SECTION 3.07.                            Title to Properties; Possession Under Leases.

(a)           Each of Parent and the Subsidiaries has good and marketable title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets, including all Mortgaged Properties, subject solely to Permitted Encumbrances and except where the failure to have such title or interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Parent and the Subsidiaries have maintained, in all material respects and in accordance with normal mining industry practice, all of the machinery, equipment, vehicles, preparation plants or other coal processing facilities, loadout and other transportation facilities and other tangible personal property now owned or leased by Parent and the Subsidiaries that is necessary to conduct their business as it is now conducted.  All such properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02 or arising by operation of law.

(b)           Each of Parent and the Subsidiaries has complied with all obligations under all leases (including, without limitation, Mining Leases) to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except (i) leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect and (ii) that are less than fully marketable because the consent of the lessor to a future assignment has not been obtained.  Each of Parent and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           As of the date hereof, the estate, title and interest of Parent and the Subsidiaries in the Mortgaged Properties constitute all of the estate, title and interest in Real Properties necessary for the conduct of the business and operations of Parent and the Subsidiaries as currently conducted.  As of the date hereof, the Mortgaged Properties constitute (i) substantially all of the coal reserves and related surface Improvements owned and leased by Parent and the Subsidiaries in the Commonwealth of Pennsylvania; (ii) substantially all of the coal reserves and related surface Improvements owned and leased by Parent and the Subsidiaries in the State of Wyoming; (iii) substantially all of the coal reserves and related surface Improvements owned or leased by Parent and the Subsidiaries in the State of Illinois; (iv) substantially all of the coal reserves and related surface Improvements owned and leased by Parent and the Subsidiaries in the Commonwealth of Kentucky; (v) substantially all of the coal reserves and related surface Improvements owned and leased by Parent and the Subsidiaries in the Commonwealth of Virginia; (vi) substantially all of the coal reserves and related surface Improvements owned and leased by Alpha Natural Resources, LLCand its Subsidiaries in the State of West Virginia; and (vii) less than 25% of the coal reserves owned and leased by Alpha American Coal Holding, LLC and its Subsidiaries in the State of West Virginia.  As of the date hereof, none of Parent or any Subsidiary of Parent own or lease any material coal reserves in jurisdictions other than those listed in clauses (i) through (iv) of the preceding sentence.  All of the Mortgaged Properties are, as of the date hereof, encumbered by Mortgages in favor of the Collateral Agent for its benefit and the benefit of the Secured Parties securing the Obligations.  Schedule 3.07(c)(i) and Schedule 3.07(c)(ii) (to the Existing Credit Agreement) have been prepared in good faith and are a true and correct summary of all the Mortgaged Property owned or leased by Parent and the Subsidiaries to be encumbered in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, as of the Amendment No. 1 Effective Date.

(d)           As of the date hereof, except as set forth on Schedule 3.07(d), none of Parent or any of the Subsidiaries has received written or, to the knowledge of Parent and the Subsidiaries, other notice of claims that Parent or any Subsidiary has mined any coal that it did not have the right to mine any Mortgaged Property or mined any coal in such a manner as to give rise to any claims for loss, waste or trespass on any Mortgaged Property, and, to the knowledge of Parent and the Subsidiaries, no facts exist upon which such a claim could be based.

(e)           Each of Parent and the Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(e).

(f)           As of the date hereof, none of Parent and its Subsidiaries has received any written or, to the knowledge of Parent or the Borrower, other notice of any pending or contemplated condemnation proceeding affecting any of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the date hereof, except as set forth on Schedule 3.07(f).

(g)           None of Parent and its Subsidiaries is obligated on the date hereof under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02, 6.05 and other than customary buy-back provisions following the termination of mining operations, satisfaction of reclamation obligations and release of applicable Mining Permits with respect to a Mortgaged Property.

(h)           Schedule 3.07(h) sets forth as of the date hereof the name and jurisdiction of incorporation, formation or organization of each Subsidiary of Parent and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by Parent or by any such Subsidiary, indicating the ownership thereof.

(i)           As of the date hereof, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of Parent or any of the Subsidiaries, except as set forth on Schedule 3.07(i).

(j)           As of the date hereof, there are no Intercompany Leases other than those encumbered pursuant to the Intercompany Lease Agreement by the Collateral Agent for the benefit of the Secured Parties securing the Obligations.

(k)           With respect to each Mortgaged Property on which significant surface Improvements are located, there are no rights or claims of parties in possession not shown by the public records, encroachments, overlaps, boundary line disputes or other matters which would be disclosed by an accurate survey or inspection of the premises except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.08.                            Litigation; Compliance with Laws.

(a)           Except as set forth on Schedule 3.08(a), there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or, to the knowledge of Parent or the Borrower, threatened in writing against or affecting, Parent or the Borrower or any of the other Subsidiaries or any business, property or rights of any such person (i) as of the date hereof, that involve any Loan Document or the Transactions or (ii) which individually could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected, individually or in the aggregate, to materially adversely affect the Transactions.  None of Parent or any Subsidiary has been notified in writing, or, to the knowledge of Parent and the Subsidiaries, otherwise notified, by the Federal Office of Surface Mining or the agency of any state administering the Surface Mining Control and Reclamation Act of 1977, as amended, or any comparable state statute that it is: (i) ineligible to receive additional surface mining permits; or (ii) under investigation to determine whether their eligibility to receive any Mining Permit should be revoked, i.e., “permit blocked.”  To the knowledge of Parent and the Borrower, no facts exist that presently or upon the giving of notice or the lapse of time or otherwise would render any of Parent or any Subsidiary ineligible to receive surface mining permits.  Neither the Borrower nor, to the knowledge of any of the Loan Parties, any of its Affiliates is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001) (the “U.S. Patriot Act”).

(b)           Except as set forth in Schedule 3.08(b), none of Parent, the Borrower, the other Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any currently applicable law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval, Mining Law, Mining Permit, Mining Lease or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any order, judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.09.                            Federal Reserve Regulations.

(a)           None of Parent or the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.10.                            Investment Company Act.

None of Parent or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.11.                            Use of Proceeds.

The Borrower will use the proceeds from Borrowings of Revolving Facility Loans after the Amendment Effective Date for working capital and general corporate purposes.

SECTION 3.12.                            Tax Returns.

Except as set forth on Schedule 3.12:

(a)           Each of Parent and each of its Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Parent or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP;

(b)           Each of Parent and each of its Subsidiaries has paid in full or made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due, which Taxes, if not paid or adequately provided for, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and

(c)           Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: with respect to each of Parent and each of its Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority.

SECTION 3.13.                            No Material Misstatements.

(a)           All written information (other than the Projections, estimates and information of a general economic nature) (the “Information”) concerning Parent, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives (excluding any reserve reports) and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, were true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the date hereof and did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

(b)           The Projections, the Reserve Reports and estimates and information of a general economic nature prepared by or on behalf of the Parent, the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such Projections and estimates were furnished to the initial Lenders hereunder, and as of the date hereof, and (ii) as of the date hereof, have not been modified in any material respect by the Borrower.

SECTION 3.14.                            Employee Benefit Plans.

Each of Parent, the Borrower, the other Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, the excess of the present value of all benefit liabilities under each Plan of Parent and each Subsidiary and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such under funded Plans could not reasonably be expected to have a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15.                            Environmental Matters.

Except as disclosed on Schedule 3.15 and except as to matters that could not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by Parent, or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened in writing against Parent or any of the Subsidiaries which allege a violation of or liability under any Environmental Laws, in each case relating to Parent or any of the Subsidiaries, (ii) each of Parent and the Subsidiaries has obtained or in a timely manner applied for all Permits necessary for ownership of its assets and for its operations as currently conducted to comply with all applicable Environmental Laws and is, and since June 30, 1999 has been, in compliance with the terms of such Permits and with all other applicable Environmental Laws, (iii) Parent and the Subsidiaries have made available to the Administrative Agent prior to the Amendment No. 1 Effective Date the most recent environmental audit, if any, then available with respect to the operations of each of Parent and the Subsidiaries, (iv) to the knowledge of Parent and the Subsidiaries, no Hazardous Material is located at, on, under or is emanating from any property or facility currently owned, operated or leased by Parent or any of the Subsidiaries that would reasonably be likely to give rise to any cost, liability or obligation of Parent or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned or controlled by Parent or any of the Subsidiaries and disposed of, or transported to or Released at any location in a manner that would reasonably be likely to give rise to any cost, liability or obligation of Parent or any of the Subsidiaries under any Environmental Laws, (v) to the knowledge of Parent and the Subsidiaries, there are no agreements in effect as of the date hereof pursuant to which Parent or any of the Subsidiaries has expressly assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof, (vi) to the knowledge of Parent and the Subsidiaries, there are no landfills, disposal areas, or surface impoundments (including slurry impoundments) located at, on, in or under the assets of Parent or any Subsidiary for which Parent or any Subsidiary does not hold a valid Permit pursuant to Mining Laws and Environmental Laws, and which are closed or to be closed and reclaimed pursuant to Mining Laws and Environmental Laws, and (vii) to the knowledge of Parent and the Subsidiaries as of the date hereof, except as listed on Schedule 3.15(vii), there are not currently and since January 1, 1996 there have not been any underground storage tanks “owned,” or “operated” (as defined by applicable Environmental Law) by any of Parent or any Subsidiary or present or located on the Parent’s or any Subsidiary’s Real Property.  For purpose of Section 7.01(a), each of the representations and warranties contained in clauses (iv), (v), (vi) and (vii) of this Section 3.15 that are qualified by the knowledge of Parent, the Borrower and the other Subsidiaries shall be deemed not to be so qualified.

SECTION 3.16.                            Security Documents.

(a)           The Collateral Agreement is (and, after giving effect to theAmendment and Restatement Transactions, with respect to Loan Parties existing prior to thedate hereof, continues to be)effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified on Schedule 6 of the Perfection Certificate dated as of the Amendment No. 1 Effective Date in appropriate form are filed in the offices specified on Schedule 7 of the Perfection Certificate dated as of the Amendment No. 1 Effective Date, the Liens created by the Collateral Agreement in favor of the Collateral Agent (for the benefit of the Secured Parties) constitute (and, after giving effect to the Transactions, with respect to Loan Parties existing prior to thedate hereof, continues to constitute)fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing UCC financing statements, in each case prior and superior in right to any other person (except, in the case of Collateral other than Pledged Collateral, Liens expressly permitted by Section 6.02 and Liens having priority by operation of law).

(b)           When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Liens created by the Collateral Agreement in favor of the Collateral Agent (for the benefit of the Secured Parties) constitute (and, after giving effect to the Amendment and Restatement Transactions, with respect to Loan Parties existing prior to thedate hereof, continues to constitute)fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties thereunder in the Intellectual Property, in each case prior and superior in right to any other person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Amendment Effective Date).

(c)           The Mortgages executed and delivered on the Original Closing Date pursuant to Section 4.02 of the Original Credit Agreement and the Mortgages executed and delivered after the Original Closing Date pursuant to Section 5.18 of the Original Credit Agreement, Section 2(m) to Amendment No. 1 or Section 5.10 shall be (including after giving effect to theAmendment and Restatement Transactions and the Mortgage Amendments)effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages and Mortgage Amendments are filed or recorded in the proper real estate filing or recording offices, the Liens created by the Mortgages in favor of the Collateral Agent (for the benefit of the Secured Parties) constitute (and, after giving effect to the Amendment and Restatement Transactions, continues to constitute)fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the UCC, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02(a) and Liens having priority by operation of law.

(d)           The Intercompany Lease Agreement executed and delivered on the Original Closing Date (as amended or supplemented on the Amendment No. 1 Effective Date and the Amendment Effective Date) pursuant to Section 4.02(A) is (and after giving effect to the Transactions continues to be)effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Intercompany Leases and any other Collateral pledged thereunder and the proceeds thereof, and when such Intercompany Lease Agreement is filed or recorded in the proper real estate filing or recording offices, the Liens created by the Intercompany Lease Agreement in favor of the Collateral Agent (for the benefit of the Secured Parties) constitute (and, after giving effect to the Amendment and Restatement Transactions, continues to constitute) fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Intercompany Leases and Collateral pledged thereunder and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of a Person pursuant to Liens expressly permitted by Section 6.02(a).

SECTION 3.17.                            Location of Real Property and Leased Premises.

(a)           Schedule 8 to the Perfection Certificate dated as of the Amendment No. 1 Effective Date lists completely and correctly as of the Amendment No. 1 Effective Date all Real Property (including, without limitation, each Mortgaged Property) owned by the Loan Parties and the addresses or location thereof.

(b)           Schedule 8 to the Perfection Certificate dated as of the Amendment No. 1 Effective Date lists completely and correctly as of the Amendment No. 1 Effective Date all Real Property leased by the Loan Parties (including, without limitation, each leased Mortgaged Property) and the addresses or location thereof.

SECTION 3.18.                            Solvency.

(a)           Immediately after giving effect to the Amendment and Restatement Transactions to occur on the date hereof, (i) the fair value of the assets of the Borrower (individually) and Parent and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower (individually) and Parent and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and Parent and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and Parent and its Subsidiaries on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and Parent and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and Parent and its Subsidiaries on a consolidated basis did not and will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Amendment Effective Date.

(b)           None of Parent or the Borrower intend to, and does not believe that it or any of the Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.19.                            Labor Matters.

There are no strikes pending or threatened against Parent or any of the Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The hours worked and payments made to employees of Parent and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters.  All material payments due from Parent or any of the Subsidiaries or for which any claim may be made against Parent or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent or such Subsidiary to the extent required by GAAP.  Except as set forth on Schedule 3.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Parent or any of the Subsidiaries (or any predecessor) is a party or by which Parent or any of the Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to Parent and the Subsidiaries, taken as a whole.

SECTION 3.20.                            Insurance.

Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Parent, the Borrower or the other Subsidiaries as of the date hereof.  As of such date, such insurance is in full force and effect.  The Borrower believes that the insurance maintained by or on behalf of Parent, the Borrower and the Subsidiaries is adequate.

SECTION 3.21.                            Anti-Terrorism Law.

(a)           No Loan Party and, to the knowledge of Parent and the Borrower, none of its respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b)           No Loan Party and to the knowledge of Parent and the Borrower, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)           a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)           a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)           a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)           a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)           No Loan Party and, to the knowledge of Parent and the Borrower, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01.                            All Credit Events.

On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event a “Credit Event”):

(a)           The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).

(b)           The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)           At the time of and immediately after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, extension or renewal of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains, a Defaulting Lender, each Issuing Bank will not be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless such Issuing Bank or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by Cash Collateralization satisfactory to each Issuing Bank or Swingline Lender.

SECTION 4.02.                            [Reserved].

ARTICLE V

AFFIRMATIVE COVENANTS

Each of Parent and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each of Parent and the Borrower will, and will cause each of the Subsidiaries to:

SECTION 5.01.                            Existence; Businesses and Properties.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Parent or a Wholly Owned Subsidiary of Parent in such liquidation or dissolution; provided that Subsidiaries that are Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties.

(b)           Do or cause to be done all things necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all material respects with all material applicable laws, rules, regulations (including any zoning, mining, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02.                            Insurance.

(a)           Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses and maintain such other insurance as may be required by law or any other Loan Document.

(b)           Cause all such property and casualty insurance policies with respect to the Mortgaged Properties to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Amendment No. 1 Effective Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to any of the Loan Parties under such policies directly to the Collateral Agent; cause all such policies to provide that neither Parent, the Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and, with respect to all Mortgaged Properties, to contain (x) with respect to any asset with a book value greater than $500,000 a “Replacement Cost Endorsement,” without any deduction for depreciation, and (y) with respect to any asset with a book value less than or equal to $500,000 insurance in an amount equal to 100% of the actual cash or insurance book value of such asset and such other provisions as the Administrative Agent or the Collateral Agent may reasonably (in light of a Default or a material development in respect of the insured Mortgaged Property) require from time to time to protect their interests; deliver original or certified copies of all such policies or a certificate of an insurance broker to the Collateral Agent; cause each such policy to provide that it shall not be canceled or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c)           If any portion of any Mortgaged Property upon which a “Building” (as defined in 12 CFR Chapter 11, Section 339.2) is located is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area  with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Parent or the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

(d)           With respect to each Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” (or equivalent coverage) and coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in amounts and against such risks as are customarily maintained by companies engaged in the same or similar industry operating in the same or similar locations naming the Collateral Agent as an additional insured, on forms reasonably satisfactory to the Collateral Agent.

(e)           Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Parent or any of the Subsidiaries; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(f)           In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i)           none of the Agents, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Borrower and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Agents, the Lenders, any Issuing Bank or their agents or employees.  If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of Parent and the Borrower hereby agree, to the extent permitted by law, to waive, and to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Agents, the Lenders, any Issuing Bank and their agents and employees; and

(ii)           the designation of any form, type or amount of insurance coverage by the Administrative Agent, the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent, the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of Parent and its Subsidiaries or the protection of their properties.

SECTION 5.03.                            Taxes.

(a)           Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Parent or the affected Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP with respect thereto.

(b)           Use all commercially reasonable efforts to do or cause to be done all things necessary to prevent any recapture of the excess loss accounts in the stock of the Parent (whether as a result of a deconsolidation, worthlessness or other reasons).

SECTION 5.04.                            Financial Statements, Reports, etc.

  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)           within 90 days (or such shorter period as the SEC shall specify for the filing of Annual Reports on Form 10-K) after the end of each fiscal year, commencing with the fiscal year ended December 31, 2009, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Parent and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, all audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Parent and the Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by Parent of Annual Reports on Form 10-K of Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such Annual Reports include the information specified herein);

(b)           commencing with the fiscal quarter ended March 31, 2010, within 45 days (or such shorter period as the SEC shall specify for the filing of Quarterly Reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year, a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Parent and the Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all certified by a Financial Officer of Parent, on behalf of Parent, as fairly presenting, in all material respects, the financial position and results of operations of Parent and the Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by Parent of Quarterly Reports on Form 10-Q of Parent and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such Quarterly Reports include the information specified herein);

(c)           (x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of Parent (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal period ending March 31, 2010, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.10 and 6.11 and (y) concurrently with any delivery of financial statements under (a) above, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d)           promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Parent or any of its Subsidiaries with the SEC or distributed to the stockholders of Parent generally, as applicable;

(e)           if, as a result of any change in accounting principles and policies from those as in effect on the date hereof, the consolidated financial statements of Parent and the Subsidiaries delivered pursuant to paragraphs (a) or (b) above will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clauses had no such change in accounting principles and policies been made, then, together with the first delivery of financial statements pursuant to paragraphs (a) and (b) above following such change, a schedule prepared by a Financial Officer on behalf of Parent reconciling such changes to what the financial statements would have been without such changes;

(f)           within 90 days after the beginning of each fiscal year, an operating and capital expenditure budget, in form satisfactory to the Administrative Agent prepared by Parent for each of the four fiscal quarters of such fiscal year prepared in reasonable detail, of Parent and the Subsidiaries, accompanied by the statement of a Financial Officer of Parent to the effect that, to the best of his knowledge, the budget is a reasonable estimate for the period covered thereby;

(g)           upon the reasonable request of the Administrative Agent, updated Perfection Certificates (or, to the extent such request relates to specified information contained in the Perfection Certificates, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (g) or Section 5.10(e);

(h)           promptly, a copy of all reports submitted to the Board of Directors (or any committee thereof) of any of Parent or any Subsidiary (x) in connection with any material interim or special audit made by independent accountants of the books of Parent or any Subsidiary or (y) valuing the coal reserves or constituting, in whole or in part, a material mine plan or material change to any material mining plan;

(i)           promptly, from time to time, such other information regarding the operations (including all reports of reserves prepared by Parent or any of its Subsidiaries, or their consultants), business affairs and financial condition of Parent or any of the Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender);

(j)           promptly upon request by the Administrative Agent, copies of:  (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request;

(k)           Deliver to the Administrative Agent for prompt further distribution to each Lender, simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.04(a) and (b), a summary statement of revenues, EBITDA, assets and liabilities of subsidiaries of Parent that are Unrestricted Subsidiaries for the relevant period and use commercially reasonable efforts to make senior officers of Parent available to discuss such information or the information specified in Section 5.04(a) promptly after such information is delivered to the Administrative Agent.

(l)           The Borrower shall provide statutory financial information for Parent and such other financial information as the Administrative Agent shall reasonably request, together with the financial information required under Section 5.04(a) and (b).

Documents required to be delivered pursuant to Section 5.04(a), 5.04(b) or 5.04(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Parent and the Borrower posts such documents, or provides a link thereto on the Parent’s website on the Internet, at www.alphanr.com; provided that:  Parent and the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.05.                            Litigation and Other Notices.

Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Parent or the Borrower obtains actual knowledge thereof:

(a)           any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)           the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Parent or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c)           any other development specific to Parent, the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d)           the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.                            Compliance with Laws.

Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (owned or leased), including all Mining Laws and Mining Permits, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07.                            Maintaining Records; Access to Properties and Inspections.

Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Parent or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Parent or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Agents or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Parent or the Borrower to discuss the affairs, finances and condition of Parent or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08.                            Use of Proceeds.

Use the proceeds of the Loans and the issuance of Letters of Credit solely for the purposes described in Section 3.11.

SECTION 5.09.                            Compliance with Environmental Laws.

Comply, and make commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations, facilities and properties; and obtain and renew all Permits required pursuant to Environmental Laws for its operations, facilities and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10.                            Further Assurances; Additional Mortgages.

(a)           Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)           If any asset (other than real property, which is covered by Section 5.10(c) below) that has an individual fair market value in an amount greater than $5.0 million is acquired by Parent or any other Loan Party after the Original Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (f) below.

(c)           In the case of Parent, grant and cause each of the Loan Parties to grant to the Collateral Agent security interests and Mortgages in such real property of the Parent or any such Loan Parties as are not covered by the Mortgages delivered on the Original Closing Date, to the extent acquired after the Original Closing Date and (i) in the case of owned real property, any property in which a Loan Party owns a fee interest and on which an active preparation plant site or an active mine site is located, (ii) in the case of leased real property, any property in which a Loan Party has a leasehold interest (x) that is subject to an annual minimum royalty in excess of $500,000, (y) that had an annual production royalty  in excess of $750,000 in the immediately preceding fiscal year or (z) on which an active preparation plant site or an active mine is located or (iii) any real property having a value at the time of acquisition in excess of $10.0 million pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Original Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable perfected Liens superior to and prior to the rights of all third persons subject to no other Liens except as are permitted by Section 6.02 or arising by operation of law, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (f) below.  With respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith an opinion of counsel and such other documents, instruments, certificates and materials to the extent reasonably requested by the Collateral Agent.

(d)           If any additional direct or indirect Subsidiary of Parent is formed or acquired after the Original Closing Date and if such Subsidiary is a Loan Party, within five Business Days after the date such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

(e)           In the case of any Loan Party, (i) furnish to the Collateral Agent prompt written notice of any change (which shall be in any event furnished within 30 days of such change) (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number or (D) in any Loan Party’s jurisdiction of organization; provided that the Parent shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the UCC or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as immediately prior to such change and (ii) promptly notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

(f)           The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 need not be satisfied with respect to (i) any Real Property held by Parent or any Subsidiaries as a lessee under a lease; provided that the Collateral Agent determines (in its reasonable discretion) that the Real Property subject to such lease is not material to the business or operations of Parent and the Subsidiaries, taken as a whole, (ii) any Equity Interests acquired after the Original Closing Date in accordance with this Agreement if, and to the extent that, and for so long as (A) doing so would violate applicable law or a contractual obligation binding on such Equity Interests and (B) such law or obligation existed at the time of the acquisition thereof and was not created or made binding on such Equity Interests in contemplation of or in connection with the acquisition of such Subsidiary (provided that the foregoing clause (B) shall not apply in the case of a joint venture, including a joint venture that is a Subsidiary), (iii) any assets acquired after the Original Closing Date, to the extent that, and for so long as, taking such actions would violate a contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 6.01(i) that is secured by a Lien permitted pursuant to Section 6.02(i)), (iv) any asset of a Foreign Subsidiary if the granting of a Lien on such asset would result in materially adverse tax or legal consequences to Parent and its Subsidiaries (as determined by the Borrower reasonably and in good faith); (v) any asset of a Foreign Subsidiary if the Borrower demonstrates to the Collateral Agent and the Collateral Agent determines (in its reasonable discretion) that the cost of the satisfaction of the Collateral and Guarantee Requirement of this Section 5.10 with respect thereto exceeds the value of the security offered thereby; (vi) any Equity Interests of any Special Purpose Receivables Subsidiary,(vii) any promissory note made in favor of any Subsidiary Loan Party by any Special Purpose Receivables Subsidiary with respect to the purchase price of Receivables from such Subsidiary Loan Party in connection with a Permitted Receivables Financing; (viii) all Gas Properties, (ix) that certain aircraft lease (serial number 560-5359), dated November 16, 2009, as amended as of February 16, 2010, by and between Alpha Natural Resources Services, LLC and Bank of America, N.A., and (x) any rights in any contract, lease or other agreement if the grant of a security interest in such rights would violate applicable law or restriction set forth therein or would give another party the right to terminate such contract, lease or other agreement (provided that this clause (x) will not apply to restrictions overridden by the UCC anti-assignment provisions or if there is a change of law; provided further that upon any change in law or removal of restrictions, in each case, allowing a security interest in such contract, lease or agreement to be granted, the exclusion set forth in this clause (x) shall no longer apply); provided that, upon the reasonable request of the Collateral Agent, Parent shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (ii) and (iii) or (x) above, other than those set forth in a joint venture agreement to which Parent or any Subsidiary is a party.

(g)           In the case of the Parent and the other Loan Parties, notwithstanding the existence of any Permitted Receivables Financing, any and all payments by any Special Purpose Receivables Subsidiary to, and all proceeds of any Permitted Receivables Financing payable to, any Loan Party (or to any other Person that is required to be a Loan Party hereunder) shall be made to and deposited in one or more deposit or securities accounts subject to the Collateral and Guarantee Requirement set forth herein, with such deposit or securities accounts subject at all times to control agreements in favor of, and in form and substance reasonably satisfactory to, the Collateral Agent.

Notwithstanding anything to the contrary in this Section 5.10, any documents or instruments required to be delivered as a condition precedent to the effectiveness of this Agreement, pursuant to Section 2 of the Amendment Agreement, shall be delivered on or prior to the date hereof.

SECTION 5.11.                            Fiscal Year; Accounting.

In the case of Parent and the Subsidiaries, cause their fiscal year to end on December 31.

SECTION 5.12.                            Proceeds of Certain Dispositions.

If, as a result of the receipt of any cash proceeds by the Borrower or any Subsidiary in connection with any sale, transfer, lease or other disposition of any asset, including any Equity Interest, the Borrower would be required by the terms of the Senior Note Indenture to make an offer to purchase any Senior Notes, as applicable, then, in the case of the Borrower or a Subsidiary, prior to the first day on which the Borrower would be required to commence such an offer to purchase, (i) prepay Loans in accordance with Section 2.11 or (ii) acquire assets, Equity Interests or other securities in a manner that is permitted by Section 6.04 or Section 6.05, in each case in a manner that will eliminate any such requirement to make such an offer to purchase.

SECTION 5.13.                            Motor Vehicles.

Upon request of the Collateral Agent, each Loan Party shall deliver to the Collateral Agent originals of the certificates of title or ownership for the motor vehicles (and any other equipment covered by certificates of title or ownership) owned by it with the Collateral Agent listed as lienholder therein except to the extent such motor vehicles or equipment constitutes inventory as contemplated by Section 9-311(d) of the UCC and the Collateral Agent has obtained a perfected Security Interest pursuant to Section 4.01, in which case such material need not be provided.  Such requirement shall apply to such Loan Party only if any such motor vehicle (or any such other Equipment) has a fair market value greater than $1.0 million or is otherwise material to the business and operations of Parent and the Subsidiaries.

SECTION 5.14.                                Unrestricted Subsidiaries.

(a) The Board of Directors or other applicable governing body of Parent may at any time designate any Subsidiary as an Unrestricted Subsidiary or designate any Unrestricted Subsidiary as a Restricted Subsidiary (provided that such Subsidiary may not be re-designated as an Unrestricted Subsidiary), upon receipt by the Administrative Agent of written notice from Parent that from and after such notice such subsidiary shall be or cease to be an Unrestricted Subsidiary, as applicable; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) other than for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary that is a Special Purpose Receivables Subsidiary, immediately after giving effect to such designation, on a Pro Forma Basis, Parent shall be in compliance with Sections 6.10 and 6.11, and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate notifying the Administrative Agent of any such designation and also setting forth in reasonable detail the calculations demonstrating compliance with the such covenants.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment under Section 6.04 by the Borrower therein at the date of designation in an amount equal to the net book value of the Parent’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b)           Parent shall cause each Unrestricted Subsidiary to: (i) maintain entity records and books of account separate from those of Parent and its Subsidiaries, (ii) not commingle its funds or assets with those of any of Parent and its Subsidiaries and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of the Parent and its Subsidiaries.

ARTICLE VI

NEGATIVE COVENANTS

Each of Parent and the Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, neither Parent nor the Borrower will, or will cause or permit any of the Subsidiaries to:

SECTION 6.01.                            Indebtedness.

Incur, create, assume or permit to exist any Indebtedness, except:

                                    (a)   Indebtedness (i) of Foundation Coal Corporation and its Subsidiaries existing on July 7, 2006 in an amount not to exceed $1.0 million and set forth on Schedule 6.01 to the First Amended and Restated Credit Agreement and (ii) Parent and the Subsidiaries existing on the Amendment No. 1 Effective Date not to exceed $300.0 million and, for each individual obligation in excess of $1.0 million, set forth on Schedule 6.01(a) (other than in the case of any existing letters of credit to be replaced with Letters of Credit issued hereunder) and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany Indebtedness Refinanced with Indebtedness owed to a person not affiliated with Parent or any Subsidiary);

(b)           Indebtedness created hereunder and under the other Loan Documents;

(c)           Indebtedness of Parent and the Subsidiaries pursuant to Swap Agreements permitted by Section 6.12;

(d)           Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e)           Indebtedness of the Parent to any other Subsidiary and of any Subsidiary to the Parent or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Loan Parties shall be subject to Section 6.04(b) and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f)           Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business, provided that (x) such Indebtedness (other than credit or purchase cards) is extinguished within three Business Days of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(h)           (i) Indebtedness of a Subsidiary acquired after the Amendment No. 1 Effective Date or a corporation merged into or consolidated with the Borrower or any Subsidiary after the Amendment No. 1 Effective Date, Indebtedness incurred to finance the acquisition of a Subsidiary after the Amendment No. 1 Effective Date or a corporation merged into or consolidated with the Borrower or any Subsidiary after the Amendment No. 1 Effective Date and Indebtedness assumed or incurred in connection with the acquisition of assets, where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that the aggregate principal amount of such Indebtedness at the time of, and after giving effect to, such acquisition, merger or consolidation, such assumption or such incurrence, as applicable (together with Indebtedness outstanding pursuant to this paragraph (h), paragraph (i) of this Section 6.01 and the Remaining Present Value of outstanding leases permitted under Section 6.03), would not exceed the greater of (x) $750.0 million or (y) 15.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition, merger or consolidation, such assumption or such incurrence, as applicable, for which financial statements have been delivered pursuant to Section 5.04(a) or (b); provided, further that after giving effect thereto on a Pro Forma Basis as if such incurrence had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), Parent shall be in compliance with Section 6.10 and Section 6.11;

(i)           Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by Parent or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to paragraph (h) of this Section 6.01, this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed the greater of (x) $750.0 million or (y) 15.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or (b); provided, further that after giving effect thereto on a Pro Forma Basis as if such incurrence had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), Parent shall be in compliance with Section 6.10 and Section 6.11;

(j)           Capital Lease Obligations incurred by Parent or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03;

(k)           other Indebtedness, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not to exceed the greater of (x) $1,000.0 million or (y) 15.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or (b) calculated on a pro forma basis after giving effect to the incurrence of such Indebtedness and the use of proceeds therefrom; provided further that after giving effect thereto on a Pro Forma Basis as if such incurrence had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), Parent shall be in compliance with Section 6.10 and Section 6.11;

(l)           Indebtedness of the Borrower pursuant to the Senior Notes in an aggregate principal amount that is not in excess of the sum of $300.0 million and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness in the form of Permitted Senior Debt Securities;

(m)           Guarantees (i) by the Loan Parties of the Indebtedness of the Borrower described in paragraph (l), (ii) by any Loan Party of any Indebtedness of the Borrower or any Loan Party expressly permitted to be incurred under this Agreement, (iii) by the Borrower or any Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Loan Party to the extent permitted by Section 6.04(b), (iv) by any Foreign Subsidiary that is not a Loan Party of Indebtedness of another Foreign Subsidiary that is not a Loan Party; provided that all Foreign Subsidiaries may guarantee obligations of other Foreign Subsidiaries under ordinary course cash management obligations, and (v) by the Borrower of Indebtedness of Foreign Subsidiaries incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under 6.01(a), (k) or (u); provided that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Obligations on terms consistent with those used, or to be used, for Subordinated Intercompany Debt;

(n)           Indebtedness arising from agreements of Parent or any Subsidiary providing for indemnification, adjustment of purchase price, earn outs or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o)           Indebtedness in connection with Permitted Receivables Financings;

(p)           letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $50.0 million;

(q)           Guarantees of Indebtedness or other obligations of contractors and suppliers of Parent or any of the Subsidiaries or of persons who are not Affiliates of Parent and with whom Parent has an existing business relationship in support of financing or bonding arrangements for such contractors, or suppliers or such other person in connection with such business relationship; provided that the obligations of Parent or any of the Subsidiaries pursuant to this Section 6.01(q) shall not exceed $50.0 million at any time outstanding;

(r)           Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(s)           Guarantees of Parent or any Subsidiary of obligations of any Gas Co. in connection with any Permitted Gas Properties Transaction so long as the sum of the aggregate amount outstanding under such Guarantees shall not exceed $100.0 million at any time outstanding;

(t)           unsecured Indebtedness; provided that to the extent that the Leverage Ratio as of the end of the most recently ended Test Period calculated on a Pro Forma Basis for the incurrence of such Indebtedness is greater than or equal to 3.25:1.0, the Net Proceeds in respect thereof are actually utilized to repay Term Loan Borrowings;

(u)           Indebtedness of Foreign Subsidiaries for working capital purposes incurred in the ordinary course of business on ordinary business terms in an aggregate amount not to exceed the greater of (x) $50.0 million or (y) 10.0% of the consolidated total assets of the Foreign Subsidiaries, determined in accordance with GAAP, as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04 outstanding at any time and in no event to exceed $75.0 million outstanding at any time;

(v)           Indebtedness relating to the financing of insurance policy premiums; provided that (i) such insurance is for the benefit of the Loan Parties and (ii) the aggregate principal amount of Indebtedness permitted by this Section 6.01(v) shall not exceed $50.0 million at any time outstanding;

(w)           (i)  Permitted Notes in an aggregate principal amount, when aggregated with the amount of Additional Term Loans and Additional Revolving Facility Commitments pursuant to Section 2.21, not to exceed $400,000,000; provided that the full amount of Indebtedness incurred pursuant to this clause (i) would have been permitted to be incurred under Section 2.21; (ii) Permitted Notes in excess of the amount permitted under the foregoing clause (i), the Net Proceeds of which are applied to the permanent repayment of Term Loans pursuant to Section 2.11 and (iii) in the case of Permitted Notes incurred under any of the foregoing clauses (i) and (ii), Permitted Refinancing Indebtedness in respect thereof; and

(x)           all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (w) above.

SECTION 6.02.                            Liens.

Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)           Liens on property or assets of (i) Foundation Coal Corporation and the Subsidiaries existing on July 7, 2009 and set forth on Schedule 6.02(a) to the First Amended and Restated Credit Agreement and (ii) Parent and its Subsidiaries existing on the Amendment No. 1 Effective Date and, for each individual Lien in excess of $1.0 million, set forth on Schedule 6.02(a)(ii); provided that such Liens shall secure only those obligations that they secure on the such date (and extensions, renewals and refinancings of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of Parent or any Subsidiary;

(b)           any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c)           any Lien on any property or asset of Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h), provided that such Lien (i) does not apply to any other property or assets of Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(d)           Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.03;

(e)           landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Parent or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f)           (i) pledges and deposits made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Parent or any Subsidiary;

(g)           pledges and deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, and other obligations of a like nature incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(h)           zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of Parent or any Subsidiary or would not result in a Material Adverse Effect;

(i)           purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by Parent or any Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(i) or 6.01(j) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Parent or any Subsidiary in connection with such acquisition (or construction) and (iv) such security interests do not apply to any other property or assets of Parent or any Subsidiary (other than to accessions to such equipment or other property or improvements); provided, further, that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j)           Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k)           Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l)           other Liens with respect to property or assets of Parent or any Subsidiary securing obligations in an aggregate principal amount of not more than $40.0 million at any time;

(m)           Liens disclosed by the title insurance policies or title opinions delivered within ninety (90) days after the Amendment Effective Date to the extent such Liens are reasonably acceptable to the Administrative Agent and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement; provided, further, that the following Liens shall be deemed to be reasonably acceptable to the Administrative Agent (and shall be deemed Permitted Encumbrances without regard to whether a title insurance policy or title opinion has been provided with respect to a particular parcel): (i) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent and (ii) zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business that do not in the aggregate interfere in any material respect with the ordinary conduct of the business of Parent or any Subsidiary at the Mortgaged Property affected thereby;

(n)           Liens in respect of Permitted Receivables Financings;

(o)           any interest or title of, or Liens created by, a lessor under any leases or subleases entered into by Parent or any Subsidiary, as tenant, in the ordinary course of business and any precautionary UCC financing statement filing in respect of operating leases (and not any Indebtedness) entered into in the ordinary course of business;

(p)           Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Parent and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Parent or any Subsidiary in the ordinary course of business;

(q)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(r)           Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f) or (p) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(s)           licenses or sublicenses of intellectual property granted in a manner consistent with past practice;

(t)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(u)           Liens on the assets of a Foreign Subsidiary that do not constitute Collateral and which secure Indebtedness of such Foreign Subsidiary that is not otherwise secured by a Lien on the Collateral under the Loan Documents and that is permitted to be incurred under Section 6.01(a), (k) or (u);

(v)           Liens upon specific items of inventory or other goods and proceeds of Parent or any of the Subsidiaries securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(w)           Liens solely on any cash earnest money deposits made by Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(x)           Liens in the nature of dedication of reserves under Coal Supply Agreements consistent with normal practices in the mining industry;

(y)           The following encumbrances which do not, in any case, individually or in the aggregate, materially detract from the value of any Mine subject thereto or interfere with the ordinary conduct of the business or operations of any Loan Party as presently conducted on, at or with respect to such Mine and as to be conducted following the Amendment No. 1 Effective Date, in each case as described in and contemplated by the Reserve Reports:

(i)           encumbrances typically found upon Real Property used for mining purposes in the applicable jurisdiction in which the applicable Real Property is located to the extent such encumbrances would be permitted or granted by a prudent operator of mining property similar in use and configuration to such Real Property (e.g., surface rights agreements, wheelage agreements and reconveyance agreements);

(ii)           rights and easements of owners (i) of undivided interests in any of the Real Property where the applicable Loan Party or Subsidiary owns less than 100% of the fee interest, (ii) of interests in the surface of any Real Property where the applicable Loan Party or Subsidiary does not own or lease such surface interest, (iii) and lessees, if any, of coal or other minerals (including oil, gas and coalbed methane) where the applicable Loan Party or Subsidiary does not own such coal or other minerals, and (iv) and lessees of other coal seams and other minerals (including oil, gas and coalbed methane) not owned or leased by such Loan Party or Subsidiary; provided, however, that the rights and easements described in clauses (i) through (iv) of this subclause (x) shall in no event cause any breach of the representations made in Section 3.07(c);

(iii)           with respect to any Real Property in which Parent or any Subsidiary holds a leasehold interest, terms, agreements, provisions, conditions, and limitations (other than royalty and other payment obligations which are otherwise permitted hereunder) contained in the leases granting such leasehold interest and the rights of lessors thereunder (and their heirs, executors, administrators, successors, and assigns);

(iv)           farm, grazing, hunting, recreational and residential leases with respect to which Parent or any Subsidiary is the lessor encumbering portions of the Real Properties to the extent such leases would be granted or permitted by, and contain terms and provisions that would be acceptable to, a prudent operator of mining properties similar in use and configuration to such Real Properties;

(v)           royalty and other payment obligations to sellers or transferors of fee coal or lease properties to the extent such obligations constitute a lien not yet delinquent;

(vi)           rights of others to subjacent or lateral support and absence of subsidence rights or to the maintenance of barrier pillars or restrictions on mining within certain areas as provided by any Mining Lease, unless in each case waived by such other person;

(vii)           rights of repurchase or reversion when mining and reclamation are completed; and

(viii)           Liens on the Equity Interests of any Unrestricted Subsidiary to secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(z)           Liens on insurance policy proceeds; provided that such Liens secure only Indebtedness permitted by Section 6.01(v);

(aa)                    Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(k) in an amount not to exceed $250.0 million at any time outstanding;

(bb)           Liens on any Gas Properties securing obligations in an amount not to exceed $100.0 million at any time outstanding; and

(cc)           Liens securing Permitted Notes issued pursuant to Section 6.01(w) so long as such Liens are subject to either the First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement or both, as applicable.

Notwithstanding the foregoing, no Liens shall be permitted to exist, directly or indirectly, on (x) Pledged Collateral, other than Liens in favor of the Collateral Agent and Liens permitted by Section 6.02(d), (e) or (q), or (y) Mortgaged Property, other than Liens in favor of the Collateral Agent, Prior Liens and Permitted Encumbrances.

SECTION 6.03.                            Sale and Lease-Back Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”), provided that a Sale and Lease-Back Transaction shall be permitted so long as at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such Lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraphs (h) and (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed the greater of (x) $750.0 million or (y) 15.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date such lease is entered into for which financial statements have been delivered pursuant to Section 5.04(a) or (b); provided, further that after giving effect thereto on a Pro Forma Basis as if such incurrence had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), Parent shall be in compliance with Section 6.10 and Section 6.11.

SECTION 6.04.                            Investments, Loans and Advances.

Purchase, hold or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances (other than intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Parent and the Subsidiaries) to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), in any other person, except:

(a)           Investments by Parent or any Subsidiary resulting from capital expenditures incurred as a result of the Lease by Application in Powder River Basin;

(b)           (i) Investments by Parent or any Subsidiary in the Equity Interests of any Subsidiary; (ii) intercompany loans from the Borrower to any Subsidiary that is a Loan Party and intercompany loans permitted by Section 6.01(e); and (iii) Guarantees by the Borrower or any Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) after July 7, 2006 by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Loan Parties, plus (B) intercompany loans after July 7, 2006 to Subsidiaries that are not Loan Parties pursuant to clause (ii), plus (C) Guarantees of Indebtedness after July 7, 2006 of Subsidiaries that are not Loan Parties pursuant to clause (iii), shall not exceed an aggregate amount equal to (x) $25.0 million (plus any return of capital actually received by the respective investors in respect of investments theretofore made by them pursuant to clause (i) of this paragraph (b)), plus (y) the portion, if any, of the Available Investment Basket Amount that Parent elects to apply to this Section 6.04(b) on the date of such election;

(c)           Permitted Investments and investments that were Permitted Investments when made;

(d)           Investments required in connection with Alpha Terminal Company, LLC partnership interest in Dominion Terminal Associates, so long as the aggregate amount invested, loaned or advanced pursuant to this clause (d) does not exceed the greater of (x) $100.0 million and (y) 1.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or (b);

(e)           Investments arising out of the receipt by Parent or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(f)           (i) loans and advances to employees of Parent or any Subsidiary in the ordinary course of business not to exceed $2.5 million in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(g)           accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(h)           Swap Agreements permitted pursuant to Section 6.12;

(i)           Investments (i) of Foundation Coal Corporation and its Subsidiaries existing on July 7, 2006 and set forth on Schedule 6.04 to the First Amended and Restated Credit Agreement and (ii) of Parent and its Subsidiaries existing on the Amendment No. 1 Effective Date and, for each individual Investment in excess of $1.0 million, to the extent set forth on Schedule 6.04(a);

(j)           Investments resulting from pledges and deposits referred to in Sections 6.02(f) and (g);

(k)           other Investments by Parent or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed the greater of (i) $750.0 million and (ii) 10.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or (b) (or, if after giving effect to such Investment, on a Pro Forma Basis as if such Investment had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), the Leverage Ratio on the last day of such period would be less than 2.00 to 1.00, the greater of (x) $1,000.0 million and (y) 15.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 5.04(a) or (b)) (in each case, plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (k));

(l)           Investments constituting Permitted Business Acquisitions;

(m)           additional Investments may be made from time to time to the extent made with proceeds of Equity Interests of Parent, which proceeds or Investments in turn are contributed (as common equity) to any Loan Party;

(n)           intercompany loans between Foreign Subsidiaries that are not Loan Parties or from a Foreign Subsidiary to any Domestic Subsidiary of Parent that is not a Loan Party and Guarantees permitted by Section 6.01(m)(i), (ii), (iv) and (v);

(o)           Investments arising as a result of Permitted Receivables Financings;

(p)           the Transactions;

(q)           Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business;

(r)           Investments of a Subsidiary acquired after July 7, 2006 or of a corporation merged into the Borrower or merged into or consolidated with a Subsidiary in accordance with Section 6.05 after July 7, 2006 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were inexistence on the date of such acquisition, merger or consolidation;

(s)           Investments comprising Permitted Gas Properties Transactions permitted by Section 6.05(m);

(t)           Investments in the form of loans or advances to any Gas Co., or Guarantees of obligations of any Gas Co., by any Loan Party in connection with any Permitted Gas Properties Transaction, so long as the sum of the aggregate amount outstanding of such Investments under this clause (t) and the aggregate outstanding amount of Guarantees made pursuant to Section 6.01(s) shall not exceed at any time an amount equal to $100.0 million, plus any returns of capital actually received by the respective Loan Party in respect of investments theretofore made by it pursuant to this Section 6.04(t)) (such amount, the “Permitted Gas Properties Threshold Amount”);

(u)           Guarantees by Parent or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by any Subsidiary in the ordinary course of business;

(v)           Investments in the Equity Interests of Parent in connection with the purchase or redemption of Equity Interests held by then present or former directors, consultants, officers or employees of Parent, the Borrower or any of the Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan (including the Alpha Natural Resources, Inc. Long-term Incentive Plan and the AlphaManagement, LLC Long-term Incentive Plan); provided that the aggregate amount of such purchases or redemptions under this paragraph (v) shall not exceed in any fiscal year $2.5 million (plus the amount of net proceeds (i) received by Parent (as a contribution to equity) during such calendar year from sales of Equity Interests of Parent to directors, consultants, officers or employees of Parent or any of its Subsidiaries in connection with permitted employee compensation and incentive arrangements, which, if not used in any year, may be carried forward to any subsequent calendar year and (ii) of any key-man life insurance policies recorded during such calendar year); and

(w)           Investments comprising Permitted Asset Swaps permitted by Section 6.05(n).

SECTION 6.05.                            Mergers, Consolidations, Sales of Assets and Acquisitions.

Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of Parent or any Subsidiary or preferred equity interests of Parent or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person, except that this Section shall not prohibit:

(a)           (i) the purchase, lease, sublease or sale of inventory in the ordinary course of business by Parent or any Subsidiary, (ii) the acquisition, lease or sublease of any other asset in the ordinary course of business by Parent or any Subsidiary, (iii) the sale or other disposition of surplus, obsolete or worn out equipment or other property in the ordinary course of business by Parent or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b)           if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) the merger or consolidation of any Subsidiary into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party (subject to clause (i) above) and, in the case of each of clauses (i) and (ii) above, no person other than the Borrower or a Loan Party receives any consideration, (iii) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a  Loan Party or (iv) the liquidation or dissolution (other than the Borrower) if Parent determines in good faith that such liquidation or dissolution is in the best interests of Parent and is not materially disadvantageous to the Lenders or change in form of entity of Parent or any Subsidiary; provided that, in the case of any such change in form of entity, Parent shall give 30 days prior written notice to the Administrative Agent and the Collateral Agent of such change;

(c)           sales, transfers, leases or other dispositions to Parent or a Subsidiary (upon voluntary liquidation or otherwise); provided that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07; provided, further that, in the event the aggregate gross proceeds of any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance upon this paragraph (c) and the aggregate gross proceeds of any or all assets sold, transferred or leased in reliance upon paragraph (h) below exceed, in any fiscal year of Parent, 10.0% of Consolidated Total Assets as of the end of the immediately preceding fiscal year, such Net Proceeds in excess of such amount shall be applied in accordance with Section 2.11(c);

(d)           Sale and Lease-Back Transactions permitted by Section 6.03;

(e)           Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Dividends permitted by Section 6.06;

(f)           the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings;

(g)           the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h)           sales, transfers, leases or other dispositions of assets not otherwise permitted by this Section 6.05; provided that, in the event the aggregate gross proceeds (including noncash proceeds) of any or all assets sold, transferred, leased or otherwise disposed of in reliance upon this paragraph (h) and in reliance upon the second proviso to paragraph (c) above exceed, in any fiscal year of Parent, 10.0% of Consolidated Total Assets as of the end of the immediately preceding fiscal year, such Net Proceeds in excess of such amount shall be applied in accordance with Section 2.11(c);

(i)           any merger or consolidation in connection with a Permitted Business Acquisition, provided that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, (ii) involving a domestic Subsidiary, the surviving or resulting entity shall be a domestic Loan Party that is a Wholly Owned Subsidiary of Parent and (iii) involving a Foreign Subsidiary, the surviving or resulting entity shall be a Foreign Subsidiary Loan Party that is a Wholly Owned Subsidiary of Parent;

(j)           dispositions of Rebuild Equipment by either of the Rebuild Companies;

(k)           licensing and cross-licensing arrangements involving any technology or other intellectual property of the Borrower or any Subsidiary in the ordinary course of business;

(l)           sales, leases, subleases or other dispositions of inventory, equipment, reserves or other assets of Parent and its Subsidiaries determined by the management of Parent or the Borrower to be no longer useful or necessary in the operation of the business of Parent or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

(m)           transactions pursuant to any Permitted Gas Properties Transactions; and

(n)           Permitted Asset Swaps.

Notwithstanding anything to the contrary contained in Section 6.05 above, (i) Parent shall at all times own, directly or indirectly, 100% of the Equity Interests of the Borrower free and clear of any Liens other than Liens created by the Security Documents, (ii)  no sale, transfer or other disposition of assets shall be permitted by this Section 6.05 (other than sales, transfers, leases or other dispositions to Loan Parties pursuant to paragraph (c) hereof and purchases, sales or transfers pursuant to paragraph (f) hereof) unless such disposition is for fair market value, (iii) no sale, transfer or other disposition of assets shall be permitted by paragraph (a), or (l) of this Section 6.05 unless such disposition is for at least 75% cash consideration, (iv) no sale, transfer or other disposition of assets in excess of $1.0 million shall be permitted by paragraph (d) of this Section 6.05 unless such disposition is for at least 75% cash consideration and (v) no sale, transfer or other disposition of assets in excess of $10.0 million shall be permitted by paragraph (h) of this Section 6.05 unless such disposition is for at least 75% cash consideration; provided that for purposes of clauses (ii) and (iii), the amount of any secured Indebtedness or other Indebtedness of a Subsidiary of Parent that is not a Loan Party (as shown on Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that is assumed by the transferee of any such assets shall be deemed cash.

SECTION 6.06.                            Dividends and Distributions.

Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional shares of Equity Interests of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any shares of any class of its Equity Interests or set aside any amount for any such purpose; provided, however, that:

(a)           any Subsidiary of Parent may declare and pay dividends to, repurchase its Equity Interests from or make other distributions to Parent or to any Wholly Owned Subsidiary of Parent (or, in the case of non-Wholly Owned Subsidiaries of Parent, to Parent or any subsidiary that is a direct or indirect parent of such subsidiary and to each other owner of Equity Interests of such subsidiary on a pro rata basis (or more favorable basis from the perspective of Parent, or such subsidiary) based on their relative ownership interests);

(b)           Parent may declare and pay ordinary cash dividends on its common stock if no Event of Default has occurred or is continuing, provided that the aggregate amount of dividends declared and paid pursuant to this Section 6.06(b) shall not exceed (i) $100.0 million plus (ii) 100% of the Free Cash Flow of Parent for the period (taken as one accounting period) beginning October 1, 2009, to the end of Parent’s most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.04(a) or (b); provided, however, that after giving effect to such payment on a Pro Forma Basis as if such payments had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), Parent shall be in compliance with Section 6.10 and Section 6.11;

(c)           Parent may repurchase or redeem the Equity Interests of Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Parent or any of Parent’s Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $2.5 million (plus the amount of net proceeds (x) received by Parent during such calendar year from sales of Equity Interests of Parent to directors, consultants, officers or employees of Parent or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies recorded during such calendar year), which, if not used in any year, may be carried forward to any subsequent calendar year;

(d)           noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options; and

(e)           Parent may repurchase or redeem the capital stock of Parent held by any person (the “Capital Stock Buyback Distributions”); provided, that (i) the aggregate amount of all Capital Stock Buyback Distributions made under this paragraph (e) shall not exceed $300.0 million (or, if after giving effect to any such Capital Stock Buyback Distribution, on pro forma basis as if such Capital Stock Buyback Distribution had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), the Leverage Ratio on the last day of such period would be less than 2.25 to 1.00, $500.0 million) and (ii) no Event of Default shall have then occurred and be continuing or would result from any Capital Stock Buyback Distribution.

SECTION 6.07.                            Transactions with Affiliates.

(a)           Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of Parent, unless such transaction is (i) otherwise permitted (or required) under this Agreement (including in connection with any Permitted Receivables Financing) or (ii) upon terms no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate; provided that this clause (ii) shall not apply to the indemnification of directors of Parent and the Subsidiaries in accordance with customary practice.

(b)           The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,

(i)           any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of Parent or the Subsidiaries,

(ii)           loans or advances to employees of Parent or any of the Subsidiaries in accordance with Section 6.04(f),

(iii)           transactions among the Borrower and the Loan Parties and transactions among the Loan Parties otherwise permitted by this Agreement,

(iv)           the payment of fees and indemnities to directors, officers, consultants and employees of Parent and the Subsidiaries in the ordinary course of business,

(v)           transactions pursuant to permitted agreements in existence on July 7, 2006 and set forth on Schedule 6.07 to the First Amended and Restated Credit Agreement or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect,

(vi)           any employment agreement or employee benefit plan entered into by Parent or any of the Subsidiaries in the ordinary course of business or consistent with past practice,

(vii)           dividends, redemptions and repurchases permitted under Section 6.06,

(viii)           transactions with Wholly Owned Subsidiaries of Parent for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,

(ix)           any transaction in respect of which Parent delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of Parent qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate,

(x)           transactions pursuant to any Permitted Receivables Financing; and

(xi)          transactions pursuant to any Permitted Gas Properties Transactions.

SECTION 6.08.                            Business of Parent and the Subsidiaries.

(a)           Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by it on the Amendment Effective Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions.

(b)           Notwithstanding any other provision of this Agreement, no Subsidiary that is a Special Purpose Receivables Subsidiary shall engage in any business or business activity other than a Permitted Receivables Financing and any business or business activities incidental or related thereto.

SECTION 6.09.                            Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a)           Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), the articles or certificate of incorporation or by-laws or partnership agreement or limited liability company operating agreement of Parent, the Borrower or any of the other Subsidiaries.

(b)           (i)  Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Senior Notes, the Parent Convertible Debt or any Permitted Senior Debt Securities, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Notes, the Parent Convertible Debt or any Permitted Senior Debt Securities (except for Refinancings permitted by Section 6.01(l), or Refinancings of the Parent Convertible Debt or any Permitted Senior Debt Securities with Permitted Refinancing Indebtedness), and except for (x) (A) payments of regularly scheduled interest and (B) payments on the account of the repurchase of the Senior Notes; provided, that (1) such payment is approved by the Board of Directors or other applicable governing body of Parent and (2) after giving effect to such payment on a Pro Forma Basis as if such payments had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), Parent shall be in compliance with Sections 6.10 and 6.11, (y) (A) payments of regularly scheduled interest and (B) payments on the account of the repurchase of any Permitted Senior Debt Securities which have senior ranking; provided, that (1) such payment is approved by the Board of Directors or other applicable governing body of Parent and (2) after giving effect to such payment on a Pro Forma Basis as if such payments had occurred on the first day of the most recent period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.04(a) or (b), Parent shall be in compliance with Sections 6.10 and 6.11 or (z) (A) payments of scheduled installments of interest (and fees and expenses) then due on any Parent Convertible Debt and (B) payments (whether in cash or Equity Interests of Parent) of or in respect of any principal or premium on any Parent Convertible Debt then due as a result of the conversion thereof.

(ii)           Amend or modify, or permit the amendment or modification of, any provision of any Senior Note or any Permitted Debt Securities, any Permitted Receivables Document or any agreement (including any Senior Notes Document or any document relating to any Permitted Debt Securities) relating thereto, other than amendments or modifications that are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders.

(c)           Permit any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by such Subsidiary to Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by such Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A)           restrictions imposed by applicable law;

(B)           restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary;

(C)           contractual encumbrances or restrictions (i) in effect on the Amendment Effective Date under (x) any Senior Note Document or (y) any agreements related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Amendment Effective Date that does not expand the scope of any such encumbrance or restriction or (ii) any indenture or notes relating to any Permitted Notes or Permitted Senior Debt Securities, in the case of this clause (ii), the covenants, events of default, guarantees, collateral and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than those in the Senior Notes;

(D)           any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(E)           customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;

(F)           any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(G)           customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H)           customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I)           customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J)           customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 pending the consummation of such sale; or

(K)           any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

SECTION 6.10.                            Interest Coverage Ratio.

Permit the ratio (the “Interest Coverage Ratio”) on the last day of each fiscal quarter of Parent, for the four quarter period ended as of such day of (a) EBITDA to (b) Cash Interest Expense to be less than 2.50 to 1.00; provided that to the extent any Asset Disposition or any Asset Acquisition (or any similar transaction or transactions for which a waiver or a consent of the Required Lenders pursuant to Section 6.05 has been obtained) or incurrence or repayment of Indebtedness (excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes) has occurred during the relevant Test Period, the Interest Coverage Ratio shall be determined for the respective Test Period on a Pro Forma Basis for such occurrences.

SECTION 6.11.                            Leverage Ratio.

Permit the Leverage Ratio on the last day of any fiscal quarter, to be in excess of 3.50 to 1.00.

SECTION 6.12.                            Swap Agreements.

Enter into any Swap Agreement, other than (a) Swap Agreements required by any Permitted Receivables Financing, (b) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Parent or any Subsidiary is exposed in the conduct of its business or the management of its liabilities, and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of Parent or any Subsidiary.

    SECTION 6.13.                            Embargoed Person.

Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. Sec.Sec. 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

SECTION 6.14.                                Anti-Terrorism Law; Anti-Money Laundering.

(a)           Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.14).

(b)           Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01.                            Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)           any representation or warranty made or deemed made by Parent or any other Loan Party in any Loan Document or in the First Amended and Restated Credit Agreement, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document or in the First Amended and Restated Credit Agreement, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Parent or any other Loan Party;

(b)           default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           default shall be made in the payment of any interest on any Loan or on any L/C Disbursement or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d)           default shall be made in the due observance or performance by Parent or any of the Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Parent or the Borrower), 5.05(a), 5.08, 5.10(d) or in Article VI;

(e)           default shall be made in the due observance or performance by Parent or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;

(f)           (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Parent or any of the Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)           there shall have occurred a Change in Control;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent or any of the Subsidiaries, or of a substantial part of the property or assets of Parent or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or any of the Subsidiaries or for a substantial part of the property or assets of Parent or any other Subsidiaries or (iii) the winding-up or liquidation of Parent or any Subsidiary (except, in the case of any Subsidiary (other than the Borrower), in a transaction permitted by Section 6.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           Parent or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent or the Subsidiaries or for a substantial part of the property or assets of Parent or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)           the failure by Parent or any Subsidiary to pay one or more final judgments aggregating in excess of $25.0 million, which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Parent or any Subsidiary to enforce any such judgment;

(k)           one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l)           (i) any Loan Document shall for any reason be asserted in writing by Parent or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Parent and the Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by Parent or any other Loan Party not to be, a valid and perfected security interest (having the priority required by this Agreement or the relevant Security Document) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreements or to file UCC continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Parent or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) demand cash collateral pursuant to Section 2.05(j); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(j), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 7.02.                            Exclusion of Immaterial Subsidiaries.

Solely for the purposes of determining whether an Event of Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any subsidiary (other than the Borrower) shall be deemed not to include any subsidiary (other than the Borrower) affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of Parent most recently ended, have assets with a value in excess of 5.0% of the Consolidated Total Assets or 5.0% of total revenues of Parent and the Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this Section 7.02 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

THE AGENTS

SECTION 8.01.                            Appointment.

(a)           In order to expedite the transactions contemplated by this Agreement, (i) Citicorp North America, Inc. is hereby appointed to act as Administrative Agent and Collateral Agent, (ii) Citigroup Global Markets Inc. is hereby appointed to act as a Syndication Agent and (iii) Bank of America, N.A., LaSalle Bank National Association, PNC Bank, National Association and The Royal Bank of Scotland plc, each is hereby appointed to act as Co-Documentation Agents.  Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent is hereby expressly authorized by the Lenders and each Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and such Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders and such Issuing Bank hereunder, and promptly to distribute to each Lender or such Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by Parent or any of its Subsidiaries pursuant to this Agreement as received by the Administrative Agent.  Without limiting the generality of the foregoing, the Collateral Agent is hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, and all rights and remedies in respect of such Collateral shall be controlled by the Collateral Agent.

(b)           Neither the Agents nor any of their respective directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document.  The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements.  The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders.  Each Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons.  Neither the Agents nor any of their respective directors, officers, employees or agents shall have any responsibility to the Borrower or any other Loan Party or any other party hereto or to any Loan Document on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender or Issuing Bank of any of its obligations hereunder or to any Lender or Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or Issuing Bank or the Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith.  Each Agent may execute any and all duties hereunder by or through agents, employees or any sub-agent appointed by it and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

SECTION 8.02.                            Nature of Duties.

The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.  The Lenders further acknowledge and agree that so long as an Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent.  Each Lender recognizes and agrees that each Co-Documentation Agent, the Syndication Agent and the Lead Arranger shall have no duties or responsibilities under this Agreement or any other Loan Document, or any fiduciary relationship with any Lender, and shall have no functions, responsibilities, duties, obligations or liabilities for acting as such hereunder.

SECTION 8.03.                            Resignation by the Agents.

Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Borrower (not to be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and approved by the Borrower and shall have accepted such appointment within 45 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders with the consent of the Borrower (not to be unreasonably withheld or delayed), appoint a successor Agent which shall be a bank with an office in New York, New York and an office in London, England (or a bank having an Affiliate with such an office) having a combined capital and surplus that is not less than $500.0 million or an Affiliate of any such bank.  Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder.  After the Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

SECTION 8.04.                            Each Agent in Its Individual Capacity.

With respect to the Loans made by it hereunder, each Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Agent, and the Agents and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Parent or any of the Subsidiaries or other Affiliates thereof as if it were not an Agent.

SECTION 8.05.                            Indemnification.

Each Lender agrees (a) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) of any reasonable expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes (including in its capacity as a withholding agent), obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrower, provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

SECTION 8.06.                            Lack of Reliance on Agents.

Each Lender acknowledges that it has, independently and without reliance upon the Agents and any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents, any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.                            Notices.

(a)           Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)           if to any Loan Party,

Alpha Natural Resources
One Alpha Place
Abingdon, Virginia 24212
Attention: Office of General Counsel
Telecopy: (276) 623-4321

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Jeffrey Lewis, Esq.
Telecopy: 212-225-3999

(ii)           if to the Administrative Agent or the Collateral Agent:

Citicorp North America, Inc.
2 Penns Way, Suite 200
New Castle, Delaware 19720
Attention:  Carin Seals
Telecopy:  212-994-0961

and

Citicorp North America, Inc.
388 Greenwich Street, 21st Floor
New York, New York 10013
Attention:  Daniel Miller
Telecopy:  646-291-1778

with a copy to:

Cahill Gordon & Reindel llp
80 Pine Street
New York, New York 10005
Attention:  William Miller, Esq.
Michael J. Ohler, Esq.
Telecopy:  212-378-2549

(iii)           if to an Issuing Bank, to it at the address or telecopy number set forth separately in writing.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  Each of the Administrative Agent, the Collateral Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)           All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02.                            Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower and the Loan Parties herein, in the other Loan Documents, in the First Amended and Restated Credit Agreement and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, the First Amended and Restated Credit Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Disbursement or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

SECTION 9.03.                            Binding Effect.

This Agreement shall become effective when it shall have been executed by Parent, the Borrower and the Agents and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Parent, the Borrower, each Issuing Bank, the Agents and each Lender and their respective permitted successors and assigns.

SECTION 9.04.                            Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than pursuant to a merger permitted by Section 6.05(b) or 6.05(i), the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, each Issuing Bank, the Lenders, and to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing or during the primary syndication of the Facilities (as reasonably determined by the Administrative Agent), any other assignee (provided that any liability of the Borrower to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.15, 2.17 or 2.20 shall be limited to the amount, if any, that would have been payable hereunder by the Borrower in the absence of such assignment, except to the extent that the claim for any excess amounts results from a Change in Law after the assignment); provided further that the Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; and

(B)           the Administrative Agent and, in the case of Revolving Facility Commitment, the Swingline Lenders; provided that no consent of the Administrative Agent or the Swingline Lenders, as applicable, shall be required for an assignment of (i) a Revolving Facility Commitment to an assignee that is a Revolving Facility Lender immediately prior to giving effect to such assignment or (ii) a Term Loan to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment.

(ii)       Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under paragraph (b), (c), (h) or (i) of Section 7.01 has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that no such recordation fee shall be due in connection with an assignment to an existing Lender or Affiliate of a Lender or an Approved Fund of such Lender or an assignment by the Administrative Agent; and

(D)           the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)       Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)       The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Agents, each Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)       Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 9.08(b) that affects such Participant and (y) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section (subject to the requirements and limitations of such sections as if it were a Lender).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender shall, acting for this purpose as an agent of the Borrower, maintain at one of its offices a register for the recordation of the names and addresses of its Participants, and the amount and terms of its participations including specifying any such Participant’s entitlement to payments of principal and interest, and any payments made, with respect to each such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which shall not be unreasonably withheld).

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.                            Expenses; Indemnity.

(a)           The Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Agents in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents in connection with the syndication of the Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable fees, disbursements and the charges for no more than one counsel in each jurisdiction where Collateral is located) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Agents or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp, counsel for the Agents and the Lead Arranger and Holland & Hart LLP, special mining counsel for the Agents and Lenders, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel, including the reasonable fees, charges and disbursements of counsel for the Agents, the Lead Arranger, any Issuing Bank or any Lender (but no more than one outside counsel for any Lender).

(b)           The Borrower agrees to indemnify the Agents, the Lead Arranger, each Issuing Bank, each Lender and each of their respective directors, trustees, officers, employees, investment advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, litigation, investigations or proceedings and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted or brought against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, litigation, investigations or proceedings or related expenses result primarily from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties (any such Indemnitee and its Related Parties treated, for this purpose only, as a single Indemnitee).  Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, litigation, investigations or proceedings and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to Parent or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property or facility owned, leased or operated by Parent or any of its Subsidiaries, or by any predecessor of Parent or any of its Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, litigation, investigations or proceedings or related expenses result from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.  The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, any Issuing Bank or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)           Unless an Event of Default shall have occurred and be continuing, the Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case the Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee.  Notwithstanding the Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the Borrower (in which case the Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) the Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) the Borrower shall authorize in writing such Indemnitee to employ separate counsel at the Borrower’s expense.  The Borrower will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without the Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

(d)           Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes.

(e)           To the extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee by the Loan Parties or their Affiliates, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

SECTION 9.06.                            Right of Set-off.

If an Event of Default shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Parent or any Subsidiary against any of and all the obligations of Parent or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured.  The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

SECTION 9.07.                            Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.                            Waivers; Amendment.

(a)           No failure or delay of the Agents, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agents, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Parent, the Borrower and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Collateral Agent and consented to by the Required Lenders; provided, however, that no such agreement shall

(i)           decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, without the prior written consent of each Lender directly affected thereby; provided, that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i);

(ii)           increase or extend the Commitment of any Lender or decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender);

(iii)           extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender adversely affected thereby;

(iv)           amend or modify the provisions of Section 2.18(b) or (c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(v)           amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Amendment Effective Date);

(vi)           release all or substantially all the Collateral or release any of Parent or any Subsidiary Loan Party from its Guarantee under the Collateral Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender; or

(vii)           effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in other Facilities, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank acting as such at the effective date of such agreement, as applicable.  Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender.

(c)           Without the consent of any Lead Arranger, Syndication Agent, Co-Documentation Agent or Lender, the Loan Parties and the Administrative Agent and/or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(d)           Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Parent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(e)           In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Parent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall be Loans hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing (for avoidance of doubt any such less favorable terms shall apply only to the Refinanced Term Loans and not to the Revolving Facility Loans).

(f)           Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of Parent and the Borrower and the Administrative Agent to the extent necessary to integrate any Additional Term Loan Commitments or Additional Revolving Facility Commitments on substantially the same basis as the Term Loans or Revolving Facility Loans, as applicable.

SECTION 9.09.                            Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

SECTION 9.10.                            Entire Agreement.

This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.                            WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.                            Severability.

In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13.                            Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03.  Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

SECTION 9.14.                            Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15.                            Jurisdiction; Consent to Service of Process.

(a)           Each of Parent and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Lender or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Parent, the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)           Each of Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.16.                            Confidentiality.

Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Parent, the Borrower and the other Loan Parties furnished to it by or on behalf of the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or as shall be required to keep the same confidential pursuant to any letter or agreement with confidentiality provisions at least as restrictive as this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or as shall be required to keep the same confidential pursuant to any letter or agreement with confidentiality provisions at least as restrictive as this Section 9.16).

SECTION 9.17.                            Citigroup Direct Website Communications.

(a)           Delivery.  (i)  Each Loan Party hereby agrees that it will use all reasonable efforts to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to oploanswebadmin@citigroup.com.  Nothing in this Section 9.17 shall prejudice the right of the Agents, the Syndication Agent, the Co-Documentation Agents, the Lead Arranger or any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document.

(ii) The Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform (as defined below) shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents.  Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b)           Posting.  Each Loan Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c)           The Platform is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents advisors or representatives (collectively, “Agent Parties”) have any liability to the Loan Parties, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

SECTION 9.18.                            Release of Liens and Guarantees.

In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party (other than the Equity Interests of the Borrower) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower and at the Borrower’s expense to evidence the release of any Liens created by any Loan Document in respect of such Equity Interests and/or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party that is not the Borrower in a transaction permitted by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, evidence the termination of such Subsidiary Loan Party’s obligations under its Guarantee.  In addition, the Administrative Agent and the Collateral Agent agree to take such actions as are reasonably requested by Parent or the Borrower and at the Borrower’s expense to evidence the termination of the Liens and security interests created by the Loan Documents when all the Obligations are paid in full and all Letters of Credit and Commitments are terminated.  Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Parent shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.  In addition, the Administrative Agent and the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by Parent or the Borrower (at the Borrower’s expense) to evidence the release of any Liens created by any Loan Document in respect of Collateral constituting Receivables Assets in connection with any Permitted Receivables Financing.

SECTION 9.19.                            U.S. Patriot Act.

Each Lender hereby notifies each Loan Party that pursuant to the requirements of the U.S. Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes the name and address of each Loan Party and other information that will allow the Lenders to identify such Loan Party in accordance with the U.S. Patriot Act.

SECTION 9.20.                            No Fiduciary Duty.

Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

ALPHA NATURAL RESOURCES, INC.,
as Parent

By:	/s/ Frank J. Wood
Name:	Frank J. Wood
Title:	Executive Vice President, Chief
Financial Officer, Treasurer and
Assistant Secretary

FOUNDATION PA COAL COMPANY, LLC,
as Borrower
By:	/s/ Frank J. Wood
Name:	Frank J. Wood
Title:	Chief Financial Officer and
Vice President

CITICORP NORTH AMERICA, INC.,
as Administrative Agent and as
Collateral Agent
By:	/s/ Christopher M. Wood
Name:	Christopher M. Wood
Title:	Vice President